Exhibit 10.14

LOAN AGREEMENT

Dated as of July 28, 2010

by and between

CENTRO NP ROOSEVELT MALL OWNER, LLC,

as Borrower

and

JPMORGAN CHASE BANK, N.A.,

as Lender

Section 2.7 Lockbox Account/Cash Management		36

2.7.1	Lockbox Account	36

2.7.2	Cash Management Account	38

2.7.3	Payments Received under the Cash Management Agreement	38

ARTICLE III — CONDITIONS PRECEDENT		39

Section 3.1 Intentionally Omitted		39

ARTICLE IV — REPRESENTATIONS AND WARRANTIES		39

Section 4.1 Borrower Representations		39

4.1.1	Organization	39

4.1.2	Proceedings	39

4.1.3	No Conflicts	39

4.1.4	Litigation	39

4.1.5	Agreements	40

4.1.6	Title	40

4.1.7	Solvency	40

4.1.8	Full and Accurate Disclosure	41

4.1.9	No Plan Assets	41

4.1.10	Compliance	41

4.1.11	Financial Information	41

4.1.12	Condemnation	42

4.1.13	Federal Reserve Regulations	42

4.1.14	Utilities and Public Access	42

4.1.15	Not a Foreign Person	42

4.1.16	Separate Lots	42

4.1.17	Assessments	42

4.1.18	Enforceability	43

4.1.19	No Prior Collateral Assignment	43

4.1.20	Insurance	43

4.1.21	Use of Property	43

4.1.22	Certificate of Occupancy; Licenses	43

4.1.23	Flood Zone	43

4.1.24	Physical Condition	43

4.1.25	Boundaries	44

4.1.26	Leases	44

4.1.27	Survey	45

4.1.28	Principal Place of Business; State of Organization	45

4.1.29	Filing and Recording Taxes	45

4.1.30	Special Purpose Entity/Separateness	45

4.1.31	Management Agreement	46

4.1.32	Illegal Activity	46

4.1.33	No Change in Facts or Circumstances; Disclosure	46

4.1.34	Investment Company Act	46

4.1.35	Embargoed Person	46

4.1.36	Cash Management Account	46

4.1.37	Reciprocal Easement Agreement	47

4.1.38	Underwriting Representations	47

4.1.39	Equipment, Fixtures and Personal Property	48

4.1.40	Intentionally Omitted	48

Section 4.2 Survival of Representations		48

ARTICLE V — BORROWER COVENANTS		48

Section 5.1 Affirmative Covenants		48

5.1.1	Existence; Compliance with Legal Requirements	48

5.1.2	Taxes and Other Charges	49

5.1.3	Litigation	50

5.1.4	Access to Property	50

5.1.5	Notice of Default	50

5.1.6	Cooperate in Legal Proceedings	50

5.1.7	Perform Loan Documents	50

5.1.8	Award and Insurance Benefits	51

5.1.9	Further Assurances	51

5.1.10	Supplemental Mortgage Affidavits	51

5.1.11	Financial Reporting	51

5.1.12	Business and Operations	55

5.1.13	Title to the Property	55

5.1.14	Costs of Enforcement	55

5.1.15	Estoppel Statement	55

5.1.16	Loan Proceeds	56

5.1.17	Intentionally Omitted	56

5.1.18	Confirmation of Representations	56

5.1.19	No Joint Assessment	56

5.1.20	Leasing Matters	56

5.1.21	Alterations	57

5.1.22	Operation of Property	59

5.1.23	Operations and Maintenance Program	59

5.1.24	Intentionally Omitted	59

5.1.25	Updated Appraisals	59

5.1.26	Principal Place of Business, State of Organization	60

5.1.27	Embargoed Person	60

5.1.28	Intentionally Omitted	60

5.1.29	Special Purpose Entity/Separateness	60

Section 5.2 Negative Covenants		61

5.2.1	Operation of Property	61

5.2.2	Liens; Utility and Other Easements	61

5.2.3	Dissolution; Amendment of Organizational Documents	62

5.2.4	Change in Business	62

5.2.5	Debt Cancellation	63

5.2.6	Zoning	63

5.2.7	No Joint Assessment	63

5.2.8	Principal Place of Business and Organization	63

5.2.9	ERISA	63

5.2.10	Transfers	64

5.2.11	Intentionally Omitted	68

5.2.12	REA	68

5.2.13	Intentionally Omitted	68

5.2.14	Leasing Matters	68

5.2.15	EIL Policy	69

ARTICLE VI — INSURANCE; CASUALTY; CONDEMNATION		69

Section 6.1 Insurance		69

Section 6.2 Casualty		73

Section 6.3 Condemnation		73

Section 6.4 Restoration		74

v

ARTICLE VII — RESERVE FUNDS		78

Section 7.1 Intentionally Omitted		78

Section 7.2 Tax and Insurance Reserve Funds		78

7.2.1	Tax and Insurance Reserve Funds	78

Section 7.3 Replacements and Replacement Reserve		80

7.3.1	Replacement Reserve Fund	80

7.3.2	Disbursements from Replacement Reserve Account	80

7.3.3	Balance in the Replacement Reserve Account	82

Section 7.4 Rollover Reserve Account		82

7.4.1	Deposits to Rollover Reserve Funds	82

7.4.2	Withdrawal from Rollover Reserve Fund	82

Section 7.5 Excess Cash Flow Reserve Fund		83

7.5.1	Deposits to Excess Cash Flow Reserve Fund	83

7.5.2	Release of Excess Cash Flow Reserve Fund	83

Section 7.6 Intentionally Omitted		83

Section 7.7 Letter of Credit		83

Section 7.8 Reserve Accounts Generally		85

ARTICLE VIII — DEFAULTS		86

Section 8.1 Event of Default		86

Section 8.2 Remedies		88

Section 8.3 Remedies Cumulative; Waivers		89

ARTICLE IX — SPECIAL PROVISIONS		90

Section 9.1 Securitization		90

9.1.1	Sale of Notes and Securitization	90

9.1.2	Intentionally Omitted	93

9.1.3	Loan/Mezzanine Loans	93

9.1.4	Securitization Costs	94

Section 9.2 Exculpation		94

Section 9.3 Matters Concerning Manager		96

Section 9.4 Servicer		96

ARTICLE X — MISCELLANEOUS		97

Section 10.1 Survival		97

Section 10.2 Lender’s Discretion		97

Section 10.3 Governing Law		97

Section 10.4 Modification, Waiver in Writing		99

Section 10.5 Delay Not a Waiver		99

SCHEDULES AND EXHIBITS

Schedule I	–	Reserved

Schedule II	–	Reserved

Schedule III	–	Organizational Chart of Borrower

Schedule IV	–	Reserved

Schedule IV	–	Reserved

Schedule IV	–	Reserved

Schedule IV	–	Reserved

Schedule V	–	Reserved

Schedule VI	–	Reserved

Schedule VII	–	Reserved

Schedule VIII	–	Reserved

Schedule IX	–	Partial Release Parcels

Schedule X	–	Reserved

Schedule XI	–	Tenant Purchase Options and Rights

Schedule XII	–	Reserved

Schedule XIII	–	Preapproved Alterations

Exhibit A	–	Form of Subordination, Non-Disturbance and Attornment Agreement

Exhibit B	–	Form of Ross Lease

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 28, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and assigns, “Lender”) and CENTRO NP ROOSEVELT MALL OWNER, LLC, having its principal place of business at 420 Lexington Avenue, New York, New York 10170 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I — DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar day of such calendar month; provided, however, that the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar day of the calendar month in which the Closing Date occurs.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, SPE Constituent Entity, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean KeyBank National Association or any Replacement Agent.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alterations” shall have the meaning set forth in Section 5.1.21(a) hereof.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.21(b) hereof.

“Annual Budget” shall mean the operating budget for the Property, including all planned Capital Expenditures, prepared by Borrower in accordance with Section 5.1.11(e) hereof for the annual budgeting period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the Closing Date, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the Closing Date, among Lender, Borrower and Manager, as manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of the Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state or foreign bankruptcy or insolvency law.

“Big Four” shall mean any of the following accounting firms: (a) Deloitte & Touche LLP, (b) Ernst & Young LLP, (c) KPMG LLP and (d) PricewaterhouseCoopers LLP.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with Borrower’s successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following are not open for business: (i) national banks in New York, New York, (ii) the New York Stock Exchange, (iii) the Federal Reserve Bank of New York or (iv) provided that Borrower shall have received written notice thereof (which written notice, in the case of any the determination of any Payment Date or the date upon which any other payment hereunder is required to be made pursuant to Section 2.3.2, shall have been delivered to Borrower not less than thirty (30) days prior to such date), (A) the principal place of business of the trustee under a Securitization (or, if no Securitization has occurred, the principal place of business of Lender), (B) the principal place of business of any Servicer or (C) the principal place of business of the Agent, the Lockbox Bank or the financial institution that maintains any Reserve Account.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean the Closing Date Cash Management Agreement or any Replacement Cash Management Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Cure Date” shall mean the first date following the occurrence of a Cash Sweep Event on which no Event of Default or Bankruptcy Action of Borrower or Guarantor or DSCR Trigger Period is continuing, provided that, notwithstanding the foregoing, at such time as three (3) Cash Sweep Cures Dates shall have occurred from time to time during the term of the Loan, any Cash Sweep Period occurring thereafter shall continue until the Maturity Date and no subsequent Cash Sweep Cure Date shall be deemed to have occurred upon the satisfaction of the foregoing conditions or otherwise.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower or Guarantor; or (c) a DSCR Trigger Event.

“Cash Sweep Period” shall mean the period commencing on the occurrence of a Cash Sweep Event and terminating on the Cash Sweep Cure Date.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Certificate Administrator” shall mean any certificate administrator, trustee, paying agent or other Person responsible for administering the Securities.

“Certificate of Rent Roll” shall mean a Certificate of Rent Roll, dated as of the Closing Date, certifying and attaching a rent roll for the Property for the month in which the Closing Date occurs.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and among Borrower, Lender, Manager and Agent.

“Closing Date DSCR” shall mean 1.57:1.00.

“Closing Date Lockbox Agreement” shall mean that certain Lockbox — Deposit Account Control Agreement dated as of the Closing Date among Borrower, Lender, Manager and Lockbox Bank.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collective Group” shall have the meaning set forth in Section 10.23 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, together with all interest accrued and unpaid thereon (including any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Accrual Period, even if such Accrual Period extends beyond any applicable Payment Date, prepayment date or the Maturity Date), any Yield Maintenance Premium and/or Yield Maintenance Default Premium that, in each case, becomes due pursuant to Section 2.4 hereof, and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the period in question in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; provided, however, that for the purposes of this definition Net Operating Income shall be determined using the annualized Rents set forth on the rent roll most recently delivered pursuant to Section 5.1.11(d) (as opposed to Rents for the applicable period), and

(b) the denominator is the Debt Service for such period.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Interest Rate.

“Disclosure Document(s)” shall mean any written materials used or provided to any prospective investors and/or Rating Agencies in connection with any public offering or private placement of Securities in a Securitization, including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents marketing materials or information provided to prospective investors, in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto, used to offer Securities in connection with a Securitization and designated as a “Disclosure Document” by Lender in its sole and absolute discretion.

“DSCR Trigger Event” shall mean that, as of the date of determination, the Debt Service Coverage Ratio based on the trailing three (3) month period immediately preceding the date of such determination is less than 1.30 to 1.00.

“DSCR Trigger Event Cure” shall mean that the Debt Service Coverage Ratio, as determined as of the first day of each of six (6) consecutive months following the occurrence of the applicable DSCR Trigger Event, based on the trailing three (3) month period immediately preceding the date of each determination, shall be greater than 1.30 to 1.00.

“DSCR Trigger Period” shall mean the period from the date of the occurrence of a DSCR Trigger Event until the date that a DSCR Trigger Event Cure occurs in respect of such DSCR Trigger Event.

“EIL Policy” shall have the meaning set forth in Section 6.1(a)(x) hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of

Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s), (b) JPMorgan, provided that the rating by S&P and the other Rating Agencies for JPMorgan’s short term unsecured debt obligations or commercial paper and long term unsecured debt obligations does not decrease below the ratings set forth in subclause (a) hereof, or (c) KeyBank National Association, a national banking association, provided that the short-term unsecured debt obligations or commercial paper of the same are rated at least “A-2” by S&P, “P-2” by Moody’s and “F2” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of the same are rated at least “BBB+” by Fitch and S&P and “A3” by Moody’s).

“Embargoed Person” shall mean any Person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Cash Flow Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Net Proceeds” shall have the meaning set forth in Section 6.4(b)(vii) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.1.1(1) hereof.

“Excluded Entity” shall mean Guarantor and any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of Guarantor.

“Existing Management Agreement” shall mean that certain Exclusive Leasing and Management Agreement, dated as of the Closing Date, between Borrower and Existing Manager, pursuant to which Existing Manager is to provide management and other services with respect to the Property.

“Existing Manager” shall mean, collectively, Centro Super Management Joint Venture 2, LLC, a Delaware limited liability company.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning set forth in the granting clause of the Mortgage.

“Force Majeure” shall mean any delay caused by reason of strike, lock-out or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom or other similar causes beyond Borrower’s reasonable control.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust as defined in subpart E, part I of subchapter J of the Code.

“Gross Income from Operations” shall mean, for any period, all income, derived from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by Tenants under the Leases of any nature but excluding extraordinary non-recurring items of income, Rents from month-to-month Tenants (unless such Tenants have been in occupancy for at least one (1) year) or Tenants that are included in any Bankruptcy Action (unless such Tenants have affirmed their Lease), sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance) and Condemnation Proceeds, and any disbursements to the Borrower from the Reserve Accounts.

“Guarantor” shall mean Centro NP LLC, a Maryland limited liability company.

“Guarantor Net Worth” shall mean, as of the date of determination, as to Guarantor or any Guarantor Successor, total stockholders’ equity in such Person (taking into account, among other things, all increases or decreases in tax liabilities and contingent liabilities as a result of the applicable consolidation or merger) of such Person, on a consolidated basis, as reasonably determined by Lender based upon the financial statements of such Person for the immediately preceding calendar quarter prepared in accordance with GAAP and audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender (but subject to any deemed approval pursuant to Section 5.2.10(g) hereof). For the avoidance of doubt, in determining the Guarantor Net Worth of any Guarantor Successor, such determination shall be pro forma based upon the financial statements of the Persons comprising such Guarantor Successor upon the consummation of the proposed transaction, in each case, prepared in accordance with GAAP and audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

“Guarantor Successor” shall mean any Person with which Guarantor or any prior Guarantor Successor is consolidated with, or into which Guarantor or such prior Guarantor Successor is merged (whether or not Guarantor or such prior Guarantor Successor is the surviving Person), in one or more related transactions that satisfy the requirements of a Permitted Guarantor Merger Transaction.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date and executed and delivered by Guarantor in connection with the Loan to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) the face amount of the obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed, provided that “Indebtedness” described in this clause (g) shall not include any Permitted Encumbrances.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean (a) Lender and any designee of Lender, (b) any Affiliate of Lender that has filed any registration statement relating to a Securitization or has acted as the sponsor or depositor in connection with such Securitization, (c) any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in such Securitization, (d) any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in such Securitization, (e) each Person who controls (within the meaning of Section 15 of the Exchange Act) any Person described in any of the foregoing clauses, (f) any Person who is or will have been involved in the origination of the Loan, (g) any Person who is or will have been involved in the servicing of the Loan, (h) any Person in whose name the Lien created by the Mortgage is or will be recorded, (i) any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan evidenced for the benefit of third parties), (j) any Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan, (k) any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business and (1) the respective officers, directors, shareholders, partners, employees, agents, representatives, contractors, subcontractors, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses.

“Indemnified Persons” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Independent Director” or “Independent Manager” means a natural person who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or independent managers, another nationally- recognized company reasonably approved by Lender that provides professional independent directors or independent managers and other corporate services in the ordinary course of its business and is not an Affiliate of Borrower or any SPE Constituent Entity, and which natural person is duly appointed as an Independent Director or Independent Manager, as applicable, and is not, and has never been, and will not while serving as an Independent Director or Independent Manager, as applicable, be, any of the following:

(a)

a member, partner, equityholder, manager, director, officer or employee of Borrower, any SPE Constituent Entity or any of their respective Affiliates (other than as an Independent Director or Independent Manager of (i) Borrower or any SPE Constituent Entity or (ii) any Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that (A) such Independent Director or Independent Manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of its business) and (B) the fees that such Independent Director or Independent Manager earns from serving as an Independent Director or Independent Manager of Borrower, each SPE Constituent Entity and any Affiliate of Borrower in any given calendar year constitute, in the aggregate, less than five percent (5%) of the annual income of such Independent Director or Independent Manager for that calendar year;

(b)	a creditor, supplier or service provider (including provider of professional services) to Borrower, any SPE Constituent Entity, or any of their respective Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or independent managers and other corporate services to Borrower, any SPE Constituent Entity or any of their respective Affiliates in the ordinary course of its business);

(c)	a family member of any Person referenced in the foregoing clause (a) that is a natural person; or

(d)	a Person that Controls any Person referenced in any of the foregoing clauses (a), (b) or (c).

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the Closing Date delivered by Edwards Angell Palmer & Dodge LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Insurance Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Interest Rate” shall mean a rate of six and seventy-five hundredths percent (6.75%) per annum.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A., a national banking association, and its successors and assigns.

“Land” shall have the meaning set forth in the granting clause of the Mortgage.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Tenant is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or Alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit having an initial term of not less than one (1) year, in favor of Lender and entitling Lender to draw thereon in New York, New York, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Eligible Institution.

“Liabilities” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and evidenced and secured by the Note and the other Loan Documents.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Guaranty, the Assignment of Leases, the O&M Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Lockbox Agreement, the Cash Management Agreement and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean the Closing Date Lockbox Agreement or any Replacement Lockbox Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean KeyBank National Association or any Replacement Lockbox Bank.

“Macy’s Lease” shall mean that certain Lease dated March 30, 1962 between The May Department Stores Company and the applicable predecessor in interest to Borrower.

“Macy’s Parcel” shall mean the Partial Release Parcel demised by Borrower pursuant to the Macy’s Lease.

“Major Lease” shall mean any (a) Lease (i) covering more than thirty thousand (30,000) square feet at the Property or (ii) entered into by a Tenant that is a Tenant under another Lease at the Property or that is an Affiliate of any other Tenant under a Lease at the Property, if, pursuant to such Leases, such Tenant (or such Tenant and its Affiliate(s)) leases more than thirty thousand (30,000) square feet in the aggregate at the Property or (b) Lease under which the Tenant is an Affiliate of Borrower or Guarantor. Notwithstanding the foregoing, no Permitted Parcel Ground Lease shall constitute a Major Lease.

“Management Agreement” shall mean the Existing Management Agreement or, if the context requires, a Replacement Management Agreement pursuant to which a Qualified Manager is managing the Property in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Existing Manager or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” shall mean any Bankruptcy Action or a voluntary dissolution of Borrower or an SPE Constituent Entity.

“Material Adverse Effect” shall mean in Lender’s reasonable judgment any event or condition that has a material adverse effect on (a) the use, operation, or value of the Property, (b) the business, profits, operations or financial condition of Borrower (including, without limitation, Net Operating Income), or (c) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s other obligations under the Loan Documents.

“Material Lease” shall mean any Lease or Leases (i) with a Tenant that is a nationally or regionally recognized retail chain (as reasonably determined by Lender) or (ii) pursuant to which such Tenant leases more than five thousand (5,000) square feet in the aggregate at the Property.

“Maturity Date” shall mean August 1, 2020, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Loan” shall have the meaning set forth in Section 9.1.1(k) hereof.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000.00).

“Monthly Debt Service Payment Amount” shall mean a constant monthly payment of Three Hundred Thirty- Three Thousand One Hundred Eighty-Four and 84/100 Dollars ($333,184.84), as the same may be recalculated upon any prepayment of the Loan made pursuant to Section 2.4 hereof to reflect the principal amount of the Loan remaining outstanding after giving effect to such prepayment and the then-remaining amortization term of the Loan (the initial amortization term on the Closing Date being thirty (30) years).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first-priority Mortgage, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of the Closing Date, executed and delivered by Borrower to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 5.1.20 hereof.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Fifty-One Million Three Hundred Seventy Thousand and No/100 Dollars ($51,370,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Agreement” shall mean that certain Operations and Maintenance Agreement dated as of the Closing Date between Lender and Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner or the managing member of Borrower, as applicable.

“Open Prepayment Date” shall mean February 1, 2020.

“Operating Expenses” shall mean, for any period, the total of all expenditures, of whatever kind during such period relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, ground rent, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, assumed management fees in an amount equal to the greater of actual management fees or three and one-half percent (3.5%) of Gross Income from Operations, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments, and other similar costs, but excluding depreciation, income taxes, Debt Service (including amortization, if any), Capital Expenditures and contributions to the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Rollover Reserve Account and any other Reserve Accounts and any item of expense which would otherwise be considered an Operating Expense pursuant to this definition but is paid directly by any Tenant.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall have the meaning as respectively set forth in the Mortgage.

“Parcel Release Amount” shall mean, (i) with respect to the Macy’s Parcel, One Million Five Hundred Fifty Thousand and No/100 Dollars ($1,550,000.00), and (ii) with respect to each other Partial Release Parcel, the amount set forth on Schedule IX hereto for such Partial Release Parcel.

“Partial Release Parcel” shall mean each of (i) the Macy’s Parcel and (ii) each parcel of Land legally described or depicted on Schedule IX-B hereto.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan, or if such day is not a Business Day, then the Business Day immediately preceding such day, commencing on September 1, 2010 and continuing to and including the Maturity Date.

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgage and the other Loan Documents and (b) trade payables incurred in the ordinary course of Borrower’s business, not secured by Liens on the Property (other than Liens being properly contested in accordance with the provisions of this Agreement), provided that such trade payables (i) do not exceed three percent (3%) of the original principal balance of the Loan, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course of the operation of Borrower’s business or the routine administration of such Borrower’s business, (iv) are paid within sixty (60) days following the date on which such amount is incurred, and (v) are not evidenced by a note. Nothing contained herein shall be deemed to require Borrower to pay any trade payable, so long as Borrower is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (x) no Event of Default shall exist and be continuing hereunder, (y) neither the Property nor any part thereof or interest therein will be in material danger of being sold, forfeited, or lost, (z) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment any amounts contested, together with all interest and penalties thereon, and (d) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount.

“Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or contested in accordance with the terms hereof, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) all immaterial easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting the Property and that do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to the Property, (iii) the fair market value of the Property, or (iv) the use or operation of the Property, and (f) rights of Tenants, as Tenants only.

“Permitted Equipment Transfer” shall mean the Transfer by Borrower of Equipment, Fixtures and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of the Property, provided that such Transfer will not (i) materially adversely affect the value of the Property, (ii) impair the utility of the Property or (iii) result in a reduction or abatement of, or right of offset against, the Rents under any Lease.

“Permitted Guarantor Merger Transaction” shall mean any consolidation or merger of Guarantor or any prior Guarantor Successor with or into any other Person (whether or not Guarantor or such prior Guarantor Successor is the surviving Person), provided that (i) immediately after giving effect to such transaction, (A) no Event of Default exists and (B) the Guarantor Net Worth shall not be less than the Guarantor Net Worth as of the last fiscal quarter of Guarantor or such prior Guarantor Successor, and, (ii) either (1) Guarantor or such prior Guarantor Successor, as applicable, is the surviving Person in any such transaction (in which case such Guarantor or such prior Guarantor Successor shall ratify in writing the Guaranty and the Environmental Indemnity)or (2) in the case of any transaction in which the Person formed by or surviving such transaction is other than the Guarantor or such prior Guarantor Successor, as applicable, such surviving Person executes a guaranty in favor of Lender in the form of the Guaranty and an environmental indemnity agreement in favor of Lender in the form of the Environmental Indemnity and otherwise assumes all the obligations of Guarantor or such prior Guarantor Successor, as applicable, under the Loan Documents (including without limitation the obligation to continue to maintain the EIL Policy in accordance with Section 6.1(a) hereof) both prospectively and retrospectively (and, upon the execution and delivery thereof, the Guaranty shall be terminated and Guarantor or such prior Guarantor Successor, as applicable, shall be released from all obligations under the other Loan Documents (and Lender shall execute any documentation reasonably requested by Borrower, and prepared by Borrower at Borrower’s sole cost and expense (including without limitation Lender’s reasonable legal fees and expenses), in order to evidence the same)), and (D) Borrower shall not have replaced Manager within the six (6) week period prior to such consolidation or merger.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any Certificate Administrator under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Federal National Mortgage Association (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iii) unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements or obligations with maturities of not more than 365 days issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v) debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof with maturities of not more than 365 days from the date of acquisition and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) in its highest rating category; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of the securities issued by such corporation and held in the accounts established hereunder to exceed ten percent (10%) of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such account; provided, further, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) of any corporation or other entity organized under the laws of the United States of America or any state thereof payable on demand or on a specified date maturing not more than one year after the date of acquisition thereof) and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) in its highest rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(viii) any other demand, money market or time deposit, security, obligation or investment which has been approved as a Permitted Investment in writing by (A) Lender and (B) as to which Borrower has obtained a Rating Agency Confirmation;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment, or (C) such instrument may be redeemed at a price below the purchase price. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

“Permitted Parcel Ground Lease” shall mean any Lease entered into after the Closing Date that constitutes a ground lease pursuant to which premises located wholly within a Partial Release Parcel are demised to a Person that is not an Affiliate of Borrower and which does not obligate Borrower as ground lessor to pay the costs of, or reimburse the applicable ground lessee for the costs of, or perform any Alterations, the aggregate cost of which exceeds the Threshold Amount.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) any Transfer of any interest in an Affiliated Manager if, following such Transfer, such Affiliated Manager shall be under common Control with Guarantor, (d) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.2(b), Section 5.2.10(d) or Section 5.2.10(g), (e) any Lease of space in any of the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (f) any Permitted Equipment Transfer, (g) Permitted Encumbrances and (h) any pledge (or any Transfer occurring upon the foreclosure of the same or delivery of an assignment in lieu of foreclosure in respect of the same) of the direct and/or indirect ownership interests in Borrower and/or any SPE Constituent Entity pursuant to any documents evidencing a Mezzanine Loan.

“Permitted YM Prepayment Date” shall mean September 1, 2012.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the applicable granting clause of the Mortgage.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof. “Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Preapproved Alterations” shall mean, subject to the execution and delivery of the Ross Lease by Borrower and the making of the Ross Alterations Deposit, the Alterations provided for in the Ross Lease and more particularly described on Schedule XIII.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that, as of the Prepayment Rate Determination Date, has a remaining term to maturity closest to, but not exceeding, the term from the Prepayment Rate Determination Date to the Open Prepayment Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication published by the Board of Governors of the Federal Reserve System, or if such publication becomes unavailable, on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

“Property” shall mean each parcel of land, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information (including any updates thereto) provided at any time by, or on behalf of, Borrower, any SPE Constituent Entity, Guarantor and/or Manager.

“Qualified Manager” shall mean (a) Existing Manager, (b) any Person that is under common Control with Existing Manager or Guarantor and/or (c) is a reputable Person that (i) has at least five (5) years’ experience in the management of commercial retail properties with similar size, scope, class, use and value as the Property, (ii) has, for at least five (5) years prior to its engagement as property manager, managed at least ten (10) properties similar in size, scope, class, use and value as the Property which comprise in the aggregate at least one million (1,000,000) leasable square feet of retail shopping centers, and (iii) is not the subject of a Bankruptcy Action, provided, that, if required by Lender following a Securitization, Borrower shall have obtained (i) in the case of the foregoing subclause (c), a Rating Agency Confirmation in respect of the management of the Property by such Person (and in which event Lender shall be deemed to have consented to such management organization) and (ii) in the case of the foregoing subclause (b) and subclause (c), if such Person is an Affiliate of Borrower, an Additional Insolvency Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, and Realpoint or any other nationally recognized statistical rating organization that has been approved by Lender, or that has been engaged by or on behalf of Lender or its designee to rate the Loan to assign a rating to the Loan or the Securities.

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, any Rating Agency elects not to consider whether to grant or withhold such an affirmation, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“REA” or “Reciprocal Easement Agreement” shall mean any reciprocal easement agreement or similar agreement affecting the Property or portion thereof.

“Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e)(v) hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D of the Code) that holds the Note or a portion thereof.

“Rents” shall mean, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, any fees, payments or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or rental insurance.

“Replacement Agent” shall mean any successor to KeyBank National Association that is an Eligible Institution and either (a) assumes the obligations of the Agent being replaced under the then-existing Cash Management Agreement or (b) executes and delivers a Replacement Cash Management Agreement, in each case, acting in such Person’s capacity as Agent under the Replacement Cash Management Agreement.

“Replacement Cash Management Agreement” shall mean any cash management agreement entered into by and among Borrower, Lender, Manager and a Replacement Agent, provided that such cash management agreement is in form and substance substantially similar to the Closing Date Cash Management Agreement or is otherwise in form and substance reasonably acceptable to Lender.

“Replacement Lockbox Bank” shall mean any successor to KeyBank National Association that is an Eligible Institution which maintains and holds the Lockbox Account and either (a) assumes the obligations of the Agent being replaced under the then-existing Lockbox Agreement or (b) executes and delivers a Replacement Lockbox Agreement, in each case, acting in such Person’s capacity as Agent under the Replacement Cash Management Agreement.

“Replacement Lockbox Agreement” shall mean any lockbox agreement entered into by and among Borrower, Manager, Lender and a Replacement Agent, provided that such lockbox agreement is in form and substance substantially similar to the Closing Date Lockbox Agreement or is otherwise in form and substance reasonably acceptable to Lender.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, after a Securitization, may require that Borrower obtain a Rating Agency Confirmation in respect of such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Cap” shall mean an amount equal to One Hundred Six Thousand Two Hundred Fifty and No/100 Dollars ($106,250.00).

“Replacement Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean an amount equal to Four Thousand Four Hundred Twenty-Seven and 8/100 Dollars ($4,427.08).

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Rollover Reserve Account, the Excess Cash Flow Reserve Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax Reserve Funds, the Insurance Reserve Funds, the Replacement Reserve Funds, the Rollover Reserve Funds, the Excess Cash Flow Reserve Funds and any funds deposited into any other Reserve Account.

“Reserve Threshold” shall mean Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

“Reserved Other Charges” shall mean all Other Charges which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such Alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, each SPE Constituent Entity and any Affiliated Manager and (b) any direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of Borrower, any SPE Constituent Entity or any Affiliated Manager, provided that no Excluded Entity shall be a Restricted Party. For the avoidance of doubt in respect of the foregoing subclause (b), notwithstanding anything in this Agreement to the contrary, no notice to or consent of Lender shall be required in connection with the consummation of any Sale or Pledge of a direct or indirect interest in any Excluded Entity.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Cap” shall mean an amount equal to Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00).

“Rollover Reserve Funds” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Monthly Deposit” shall mean an amount equal to Twenty Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($20,833.33).

“Ross” shall mean Ross Dress for Less, Inc., a Virginia corporation.

“Ross Alterations Deposit” have the meaning set forth in Section 7.4.1 hereof.

“Ross Lease” shall mean a Lease on substantially the same form as attached hereto as Exhibit B with Ross, which Borrower intends to enter into after the Closing Date.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option to purchase or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1.1 hereof.

“Securitization Vehicle” shall mean the issuer of Certificates in a Securitization.

“Servicer” shall have the meaning set forth in Section 9.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“SPE Constituent Entity” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or the managing member of Borrower, if Borrower is a multi-member limited liability company.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting any lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of an SPE Constituent Entity, acting as a general partner of the limited partnership that owns the Property or as member of the limited liability company that owns the Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to (A) the acquisition, development, ownership, management, leasing or operation of the Property or (B) in the case of an SPE Constituent Entity, acting as general partner of the limited partnership that owns the Property or acting as a member of the limited liability company that owns the Property, as applicable;

(iii) has not owned and shall not own any real property other than, in the case of Borrower, the Property;

(iv) does not have, shall not have and at no time had any assets other than (A) in the case of Borrower, the Property and personal property necessary or incidental to its ownership and operation of the Property or (B) in the case of an SPE Constituent Entity, its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Property and personal property necessary or incidental to its ownership of such interests;

(v) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of an SPE Constituent Entity, any transfer of its partnership interest or member interest in Borrower;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition without the prior written consent of Lender;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than one-half of one percent (0.5%);

(viii) if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is an SPE Constituent Entity, with respect to Borrower, unless two (2) Independent Directors shall have consented in writing to such action;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity that is a corporation or a single-member Delaware limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors, (C) shall not take any Material Action and shall not cause or permit the members or managers of such limited liability company to take any Material Action, either with respect to itself or, if the limited liability company is an SPE Constituent Entity, with respect to Borrower, in each case unless two (2) Independent Directors then serving as managers of the limited liability company shall have consented in writing to such action, and (D) has and shall have two (2) natural persons who are not members of the limited liability company, that have signed its limited liability company agreement and that, under the terms of such limited liability company agreement become a member of the limited liability company immediately prior to the withdrawal or dissolution of the last remaining member of the limited liability company;

(xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate or articles of incorporation or bylaws that, in each case, provide that such entity shall not) (I) dissolve, merge, liquidate, consolidate; (II) sell all or substantially all of its assets; (III) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (IV) without the affirmative vote of two (2) Independent Directors of itself or the consent of an SPE Constituent Entity that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

(xii) has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity;

(xiii) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

(xiv) has maintained and shall maintain books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv) has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person other than as provided in the Loan Documents;

(xvii) has held and shall hold its assets in its own name;

(xviii) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than its Affiliate, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as its agent;

(xix) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(xx) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations;

(xxi) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable, that are necessary to comply with the other clauses of this definition;

(xxii) prior to the Closing Date, has not incurred any Indebtedness other than, (A) acquisition financing with respect to the Property, (B) construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of such Improvements, (C) first mortgage financings secured by the Property, (D) Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (E) Indebtedness incurred in the financing of Equipment and other Personal Property used on the Property and (F) unsecured trade payables and operational debt not evidenced by a note;

(xxiii) shall have no Indebtedness other than (A) the Loan, (B) Permitted Debt, and (C) such other liabilities that are permitted pursuant to this Agreement;

(xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, and has not held out and shall not hold out itself or its credit or assets as being available to satisfy the obligations of any other Person, in each case;

(xxv) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates or any guarantor of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) has not pledged and shall not pledge its assets to secure the obligations of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,

(xxx) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are comparable to those of an arm’s- length transaction with an unrelated third party and (B) in connection with this Agreement;

(xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents or in connection with any Indebtedness described in clause (xxii) above;

(xxxvii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that an SPE Constituent Entity may acquire and hold its interest in Borrower;

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents.

(xxxix) has maintained and shall maintain its bank accounts separate from those of any other Person and has not permitted and shall not permit any Affiliate independent access to its bank accounts (other than Existing Manager, acting in its capacity as agent pursuant to the Management Agreement, or any other Manager that is under common Control with Existing Manager or Guarantor), except as otherwise contemplated by the Loan Documents;

(xl) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and duly qualified in all other jurisdictions where it is required to be qualified in order to do business;

(xli) has no material contingent or actual obligations, other than, in the case of Borrower, material contingent or actual obligations related to the Property; and

(xlii) if treated as a “disregarded entity” for tax purposes, does not have and shall not have any obligation to reimburse its equityholders or any of their Affiliates for any taxes that such equityholders or any of their Affiliates may incur as a result of any profits or losses of such entity.

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Bill” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” shall mean any Person with a possessory right to all or any part of the Property pursuant to a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Termination Payment” shall have the meaning set forth in Section 7.4.1 hereof.

“Threshold Amount” shall mean the lesser of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) and five percent (5%) of the original principal balance of the Loan.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to the Property and insuring the Lien of the Mortgage.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Transferee’s SPE Constituent Entity” shall mean, in respect of any Transferee, the Special Purpose Entity that is the general partner of such Transferee, if such Transferee is a limited partnership, or managing member of such Transferee, if such Transferee is a multi-member limited liability company.

“Transferee’s Sponsors” shall mean, in respect of any Transferee, collectively, (A) such Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which, directly or indirectly, shall own a fifty-one percent (51%) or greater economic and voting interest in such Transferee.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.C.C.” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) an amount equal to the quantity “A / B x C” (“A” divided by “B” multiplied by “C”), where “A” is the positive difference, if any, as of the date of determination, between (1) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Open Prepayment Date (with each such assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually) less any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such prepayment is not made on a Payment Date and (2) the outstanding principal amount of the Loan immediately before such prepayment, “B” is the outstanding principal amount of the Loan immediately before such prepayment, and “C” is the outstanding principal balance of the Loan to be prepaid or satisfied.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal balance of the Loan to be prepaid or satisfied and an amount equal to the quantity “A / B x C” (“A” divided by “B” multiplied by “C”), where “A” is the positive difference, if any, as of the date of determination, between (1) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Open Prepayment Date (with each such assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually) less any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such prepayment is not made on a Payment Date and (2) the outstanding principal amount of the Loan immediately before such prepayment, “B” is the outstanding principal amount of the Loan immediately before such prepayment, and “C” is the outstanding principal balance of the Loan to be prepaid or satisfied.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II — GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to accept, the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. The principal amount of the Loan shall be advanced to Borrower in one advance on the Closing Date. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Property, (b) pay all past-due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Accounts on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, subject to Section 2.2.4, interest on the principal balance of the Loan outstanding from time to time shall accrue at the Interest Rate from (and including) the Closing Date to (but excluding) the Maturity Date.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until

(i) in the event of an Event of Default that is non-monetary in nature, the cure of such Event of Default by Borrower or (ii) in the event of an Event of Default that is monetary in nature, the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This Section 2.2.3 shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note and this Agreement to accelerate and to continue to demand payment of the Debt during the continuance of any Event of Default.

2.2.4 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period and (b) on September 1, 2010, and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2 Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and, with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding the Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (excluding the balloon payment due on the Maturity Date) are not paid by Borrower on or before the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b) Intentionally omitted.

(c) Notwithstanding anything to the contrary herein, from time to time on any Business Day after the Permitted YM Prepayment Date, and through but not including the Open Prepayment Date, and provided no Event of Default is continuing on the date of any such prepayment, the Debt may be prepaid in whole or in part upon not less than thirty (30) days’ and not more than ninety (90) days’ prior written notice to Lender specifying the projected date of prepayment and upon payment of an amount equal to the Yield Maintenance Premium. Lender shall notify Borrower of the amount of the Yield Maintenance Premium. If any notice of prepayment is given, the portion of the Debt that is the subject of such prepayment notice shall be due and payable on the projected date of prepayment, provided that Borrower shall have the right to revoke or postpone any such prepayment upon written notice given to Lender not less than three (3) Business Days prior to the projected date of such prepayment (provided that Borrower shall pay all actual out-of-pocket costs and expenses of Lender incurred in reliance upon the projected date of such prepayment). Lender shall not be obligated to accept any prepayment of all or any portion of the Debt pursuant to this Section 2.4.1(c) unless it is accompanied by the Yield Maintenance Premium due in connection therewith. If for any reason Borrower prepays all or any portion of the Loan on a date other than a Payment Date, Borrower shall pay to Lender, in addition to the Debt (or portion thereof) being prepaid, interest on the Debt or such portion thereof for the full Accrual Period during which such prepayment occurs.

(d) Provided no Event of Default has occurred and is continuing, on the Open Prepayment Date, and on any Business Day thereafter through the Maturity Date, Borrower may, at its option, prepay the Debt in full (but not in part) without payment of any Yield Maintenance Premium or other premium or penalty; provided, however, if for any reason such prepayment is not paid on a regularly-scheduled Payment Date, the Debt shall include interest for the full Accrual Period during which the prepayment occurs. Borrower’s right to prepay the principal balance of the Loan in full pursuant to this subsection shall be subject to Borrower’s submission of a notice to Lender setting forth the projected date of prepayment, which date shall be no less than thirty (30) days from the date of such notice.

2.4.2 Mandatory Prepayments. (a) Each Net Proceeds Prepayment shall be applied in its entirety to the Debt (until paid in full) in any order or priority as Lender may determine in its sole discretion. No Yield Maintenance Premium or other premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

(b) As provided in Section 6.4(e) hereof, each Casualty/Condemnation Prepayment tendered by Borrower to Lender in accordance with said Section 6.4(e) shall be in an amount equal to the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents. No Yield Maintenance Premium or other penalty or premium shall be due in connection with any such Casualty/Condemnation Prepayment.

2.4.3 Prepayments After Default. If payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds) during the continuance of an Event of Default, such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) if occurring (i) prior to the Permitted YM Prepayment Date, deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1(a) hereof, and Borrower shall pay, in addition to the other Debt, an amount equal to the Yield Maintenance Default Premium which shall be applied by Lender to the Debt in such order and priority as Lender shall determine in its sole and absolute discretion, and (ii) on or after the Permitted YM Prepayment Date, deemed a voluntary prepayment by Borrower pursuant to Section 2.4.1(c) hereof, and Borrower shall pay, in addition to the other Debt, an amount equal to the Yield Maintenance Premium which shall be applied by Lender to the Debt in such order and priority as Lender shall determine in its sole and absolute discretion.

Section 2.5 Intentionally Omitted.

Section 2.6 Release of Property. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage.

2.6.1 Intentionally Omitted.

2.6.2 Releases of Partial Release Parcels. Lender agrees that, upon the request of Borrower, Borrower may obtain the release of individual Partial Release Parcels (from time to time) and the release of Borrower’s obligations under the Loan Documents with respect to each such Partial Release Parcel that is released from time to time as herein provided (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a) Borrower shall deliver notice to Lender of the proposed release of such Partial Release Parcel, and no Default or Event of Default shall be continuing at the time such notice is delivered to Lender and on the date that the Partial Release Parcels is released from the Lien of the Mortgage thereon;

(b) Borrower shall submit to Lender, not less than fifteen (15) days prior to the date of such release, a release of Lien (and related Loan Documents) for such Partial Release Parcel for execution by Lender. Such release shall be in a form reasonably satisfactory to a prudent lender and appropriate in each jurisdiction in which the Property is located.

(c) In the case of the Macy’s Parcel, Borrower shall have paid to Lender the applicable Parcel Release Amount (for the avoidance of doubt, in connection with any release of the Macy’s Parcel, Borrower shall not be obligated to pay any Yield Maintenance Premium or other prepayment fee or premium in connection therewith);

(d) In the case of any Partial Release Parcel other than the Macy’s Parcel, Borrower shall have paid to Lender (i) the applicable Parcel Release Amount, and (ii) the Yield Maintenance Premium, if applicable (as provided in Section 2.4.1);

(e) Prior to the transfer and release of the Partial Release Parcel in question, each applicable municipal authority exercising jurisdiction over such Partial Release Parcel shall have approved a lot-split ordinance or other applicable action under local law dividing the Partial Release Parcel from the remainder of the Property, and a separate tax identification number shall have been issued for the Partial Release Parcel in question (with the result that, upon the transfer and release of the Partial Release Parcel in question, no part of the remaining affected Property shall be part of a tax lot which includes any portion of such Partial Release Parcel);

(f) All Legal Requirements applicable to the Partial Release Parcel in question necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Lender either (1) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws, or (2) a zoning report or legal opinion confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender;

(g) As a result of the lot split, the remaining Property (after the release of the Partial Release Parcel in question from the Property) with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation- of any Leases and then applicable Legal Requirements and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the applicable Partial Release Parcel is located;

(h) If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining Property and the Partial Release Parcel in question regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Property, shall be declared and recorded, and the remaining Property and the Partial Release Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Property;

(i) Borrower shall have delivered to Lender an opinion of a nationally-recognized tax counsel that the release of such Outparcel does not constitute a “significant modification” of the Mortgage Loan under Treasury Regulations Section 1.860G-2(b) nor cause a Securitization Vehicle to fail to qualify as a REMIC Trust or a Grantor Trust, as applicable, or a tax to be imposed on a Securitization Vehicle;

(j) In the case of the Macy’s Parcel, such release shall be made in accordance with the Macy’s Lease, and (ii) if required in order to satisfy the foregoing clause (i), Borrower shall deliver a current appraisal of the Property;

(k) Borrower shall have delivered an Officer’s Certificate to the effect that (i), to such officer’s knowledge after diligent inquiry, the conditions in subsection (a)- (j) hereof have occurred or shall occur concurrently with the transfer and release of the Partial Release Parcel and (ii) that the release of the Partial Release Parcel will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents other than the release of the same as to the Partial Release Parcel;

(l) Borrower shall have executed and delivered such other documents and instruments that are reasonably requested by Lender and typical for similar transactions; and

(m) Lender shall have received payment of all Lender’s reasonable out-of-pocket costs and expenses, reasonable counsel fees and disbursements incurred in connection with the release of the Partial Release Parcel from the Lien of the Mortgage and the review and approval of the documents and information required to be delivered in connection therewith. In addition, Borrower shall have paid all third-party fees, costs and expenses incurred in connection with the release of the applicable Partial Release Parcel, including but not limited to, the current fee being assessed by such Servicer to effect such release.

2.6.3 Release on Payment in Full. Upon payment in full of the Debt in accordance with the terms and provisions of the Note and this Agreement and the other Loan Documents, Lender shall, upon the written request and at the sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements) of Borrower, release the Lien of the Mortgage on the Property.

2.6.4 Intentionally Omitted.

2.6.5 Assignments of Mortgage. Upon the request of Borrower in connection with the release of the Lien of the Mortgage pursuant to the provisions of this Agreement, Lender agrees to cooperate; at Borrower’s sole cost and expense (including Lender’s reasonable attorneys’ fees and disbursements), to provide an assignment of the Mortgage without representation or warranty and without recourse in lieu of the release.

Section 2.7 Lockbox Account/Cash Management.

2.7.1 Lockbox Account. (a) Borrower shall establish and, during the term of the Loan, maintain one or more segregated Eligible Accounts (collectively, the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall initially consist of one account which shall be entitled “Centro NP Roosevelt Mall Owner, LLC, as Borrower fbo JPMorgan Chase Bank, N.A., as Lender pursuant to Loan Agreement dated as of July 28, 2010 — “Lockbox Account”. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first-priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 financing statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account. All costs and expenses of establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement shall remain in effect and the Lockbox Account shall remain in existence until the Loan has been repaid in full.

(b) Borrower shall, or shall cause Manager to, as promptly as possible following the Closing Date but in no event later than three (3) Business Days thereafter, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents (including, without limitation, all Termination Payments) into the Lockbox Account within one (1) Business Day after receipt thereof.

(c) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account on each Business Day in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account (other than the reasonable fees of the Lockbox Bank as more particularly described in the Lockbox Agreement) throughout the term of the Loan.

(d) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in such order and priority as Lender shall determine in its sole discretion.

(e) Funds on deposit in the Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-1 financing statement, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2 Cash Management Account. (a) Borrower shall establish and, during the term of the Loan, maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Centro NP Roosevelt Mall Owner, LLC as Borrower fbo JPMorgan Chase Bank, N.A., as Lender together with its successors and assigns pursuant to Loan Agreement dated as of July 28, 2010 — Cash Management Account”. Borrower hereby grants to Lender a first-priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first-priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 financing statements and continuations thereof upon Lender’s request therefor. Borrower will not in any way alter or modify the Cash Management Account without the prior written consent of Lender, and Borrower will notify Lender of the account number of the Cash Management Account. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) Upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the Debt and/or for any other purpose for which such funds may be applied by Lender pursuant to the provisions of any Loan Document, in such order and priority as Lender shall determine, in its sole discretion.

(c) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d) Borrower hereby agrees to cooperate with Lender in connection with any amendment to the Cash Management Agreement that Lender deems necessary for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.

2.7.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Accounts, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates that each such payment is required, regardless of whether any of such amounts are so applied by Lender.

ARTICLE III — CONDITIONS PRECEDENT

Section 3.1 Intentionally Omitted.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization. Borrower has been duly organized and is and has been validly existing and is in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is and always has been duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management, leasing and operation of the Property. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or, to Borrower’s actual knowledge, to which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending against or affecting or, to Borrower’s actual knowledge, threatened against or affecting Borrower, Guarantor, any SPE Constituent Entity or the Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, any SPE Constituent Entity or the Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, any SPE Constituent Entity or the condition or ownership of the Property. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency that resulted in a judgment against Borrower or Guarantor or that otherwise affects the Property that has not been paid in full.

4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or, to Borrower’s knowledge, the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents. Borrower has no contingent or actual obligations not related to the Property.

4.1.6 Title. Borrower has (a) good and insurable fee simple title to the real property comprising part of the Property, and (b) good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not have a Material Adverse Effect. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first-priority lien on the Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, and as to which Lender has not otherwise received affirmative insurance in the Title Insurance Policy (in form and substance satisfactory to Lender in all respects).

4.1.7 Solvency. Borrower has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan (i) the fair saleable value of Borrower’s assets exceeds Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of Borrower’s assets is greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, and (iii) Borrower’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, any SPE Constituent Entity or Guarantor in the last seven (7) years, and none of Borrower, any SPE Constituent

Entity nor Guarantor has, in the last seven (7) years, made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, any SPE Constituent Entity or Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to Borrower’s actual knowledge no Person is contemplating the filing of any such petition against it or against any SPE Constituent Entity or Guarantor.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can foresee, might materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower, any SPE Constituent Entity or Guarantor.

4.1.9 No Plan Assets. Borrower does not sponsor, is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute , regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Borrower and the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and parking requirements and ratios, except where the failure to comply with such Legal Requirements would not have a Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s actual knowledge, by any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data (including, without limitation, the statements of cash flow and income and operating expense) that have been delivered to Lender by or at the direction of Borrower or its Affiliates in connection with the Loan (a) are true, complete and correct in all material respects (or, to the extent that any such financial data were incorrect when delivered, the same have been corrected by financial data subsequently delivered to Lender prior to the Closing Date), (b) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. Except for Permitted Encumbrances, neither Borrower nor Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower, Guarantor or the Property or the current operation thereof as a retail shopping center, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or Guarantor from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s knowledge, is threatened or, to Borrower’s actual knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property other than to the extent that the same do not have a Material Adverse Effect.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Except if the same do not have a Material Adverse Effect, (i) as depicted on the Survey of the Property delivered to Lender, (A) the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses and (B) all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy and (ii) all roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(0(3) of the Code.

4.1.16 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17 Assessments. To Borrower’s knowledge, there are no pending or, to Borrower’s actual knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments, except to the extent, in each case, such assessments could not reasonably be expected to have a Material Adverse Effect.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, Manager or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Collateral Assignment. There are no prior collateral assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certificates evidencing all Policies, which certificates reflect the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies and would have a Material Adverse Effect with respect to the Property. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.21 Use of Property. The Property is used exclusively as a retail shopping center and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of the Property as a retail shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect to the extent the failure to not have such Licenses would have individually or in the aggregate a Material Adverse Effect. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a retail shopping center to the extent the failure to not have such Licenses would have a Material Adverse Effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.23 Flood Zone. None of the Improvements are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect.

4.1.24 Physical Condition. Except if the same do not, in the aggregate, have a Material Adverse Effect, and except as disclosed in the engineering reports commissioned by Lender in connection with the making of the Loan, to Borrower’s actual knowledge (i) the Property, including, without limitation, all Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which have not been remedied prior to the Closing Date and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. As depicted on the Survey of the Property delivered to Lender, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases. The Property is not subject to any leases other than the Leases that are described in the Certificate of Rent Roll. To Borrower’s knowledge, except as otherwise disclosed on the Certificate of Rent Roll and except for discrepancies which, either individually or in the aggregate would not have a Material Adverse Effect, the rent roll attached to the Certificate of Rent Roll is true, complete and accurate in all respects as of the date of such rent roll. Borrower is the owner and lessor of landlord’s interest in the Leases, and no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases or any Permitted Encumbrances. To Borrower’s knowledge, except as otherwise disclosed on the Certificate of Rent Roll, the current Leases are in full force and effect. None of Manager, Borrower, Guarantor or any Affiliate of Guarantor has received written notice that Borrower (or Borrower’s predecessor-in-interest) is in default under any Lease except for violations or defaults (i) that have been cured or (ii) that do not, in the aggregate have a Material Adverse Effect. Except (1) as set forth in the tenant estoppels delivered by Borrower to Lender on or prior to the Closing Date or in the Certificate of Rent Roll and (2) if the same, either individually or in the aggregate, would not have a Material Adverse Effect, as of the Closing Date (a) none of Manager, Borrower (or Borrower’s predecessor-in-interest), Guarantor or any Affiliate of Guarantor has delivered a written notice to a Tenant that it is in default under its Lease (other than notices relating to defaults that have been cured by such tenant) and no Tenant is in monetary or, to Borrower’s actual knowledge, material non-monetary default under its Lease, (b) all security deposits in respect of the Property is held by Borrower in accordance with applicable law, (c) no Rent has been paid by any Tenant more than one (1) month in advance of its due date, and (d) all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant. As of the Closing Date, except as otherwise disclosed on Schedule III hereto, no Tenant has a right or option pursuant to its Lease or otherwise to purchase all or any part of the Property to which such Lease relates. Except if the same, either individually or in the aggregate, would not have a Material Adverse Effect in respect of the Property, as of the Closing Date, no Tenant has a right or option pursuant to its Lease or otherwise to terminate such Lease prior to the scheduled expiration date thereof, other than any such right or option that is conditional upon the occurrence of certain events of circumstances. Borrower has not, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assigned, transferred, encumbered, hypothecated, pledged or granted a security interest in any of the Leases or its interest therein, other than pursuant to the Loan Documents.

4.1.27 Survey. The Survey delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business has been for the preceding four months (or, if less, the entire period of the existence of Borrower), and is as of the Closing Date, the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the state of Delaware.

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid, and, under current Legal Requirements, the Mortgage is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Borrower and each SPE Constituent Entity is a Special Purpose Entity.

(b) The representations and warranties set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any amendment or amendment and restatement of any of Borrower’s organizational documents on or prior to the Closing Date has been accomplished in accordance with, and was permitted by, the relevant provisions of each such organizational document (as the same existed prior to such amendment or amendment and restatement).

(d) All of the stated facts and assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all material respects. Borrower and each SPE Constituent Entity have complied with all of the stated facts and assumptions made with respect to Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower and each SPE Constituent Entity have complied with all of the stated facts and assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each entity other than Borrower and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion have complied with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion.

4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s actual knowledge, all information submitted by and on behalf of Borrower, Guarantor and Manager to Lender and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Guarantor and Manager in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. The foregoing representation shall not apply to any such financial information that constitutes projections, provided that Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or might have a Material Adverse Effect. Borrower, Guarantor and Manager have disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. None of the funds or other assets of Borrower or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person. No Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, and none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Cash Management Account.

(a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York in the Lockbox Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account or the Cash Management Account;

(b) Each of the Lockbox Account and Cash Management Account constitutes a “deposit account” and/or “securities account” within the meaning of the Uniform Commercial Code as in effect in the State of New York;

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities, and Borrower has not consented to the Lockbox Bank or Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender;

(d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee; and

(e) The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and Borrower has prepared the Tenant Direction Letters, which Tenant Direction Letters (i) direct the Tenants to deposit all Rents directly into the Lockbox Account, (ii) state that any and all existing tenant instruction letters issued in connection with any previous financing are terminated, and (iii) shall be delivered to the Tenants as required by Section 2.7.1(b).

4.1.37 Reciprocal Easement Agreement. To Borrower’s actual knowledge, each Reciprocal Easement Agreement is in full force and effect. Neither the applicable Borrower nor, to Borrower’s actual knowledge, any other party to the Reciprocal Easement Agreement, is in default under any of the material provisions thereof (except for violations or defaults that have been cured or that have not resulted, or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect). Borrower has not delivered a written notice to any party under a Reciprocal Easement Agreement that it is in default thereunder (other than notices relating to defaults that have been cured by such party) and no such party to a Reciprocal Easement Agreement is in monetary or, to Borrower’s actual knowledge, material non-monetary default under such Reciprocal Easement Agreement (except for defaults that do not have, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect).

4.1.38 Underwriting Representations. Borrower hereby represents, warrants and covenants that, Borrower:

(a) is and always has been duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business;

(b) to Borrower’s actual knowledge, has no judgments or liens of any nature against it except for tax liens not yet due;

(c) is in compliance with all laws, regulations and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(d) is not involved in any dispute with any taxing authority;

(e) to Borrower’s knowledge, has paid all taxes which it owes;

(f) has never owned any real property other than the Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property;

(g) is not now, nor has ever been, party to any lawsuit, arbitration, summons or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full; and

(h) has no material contingent or actual obligations that are not related to the Property.

4.1.39 Equipment, Fixtures and Personal Property. Borrower is the owner of all of the Equipment, Fixtures and Personal Property located on or at the Property, other than any such Equipment, Fixtures and Personal Property which have been leased by Borrower as permitted under the terms of this Agreement. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.40 Intentionally Omitted.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V — BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence,

rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Property (and the use thereof), including, without limitation, building and zoning ordinances and codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Subject to Section 7.2 hereof, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Borrower shall, not later than ten (10) Business Days after receipt of a written request from Lender, deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that all Taxes and Other Charges that are due and payable at such time have been duly paid by Borrower prior to delinquency (provided, however, that Lender shall have no right to deliver such written request to Borrower during any period that such Taxes and Other Charges are being paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider). After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (f) Borrower shall furnish such security as may be reasonably required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, any SPE Constituent Entity, Guarantor or the Property which might materially adversely affect the condition of Borrower, any SPE Constituent Entity or Guarantor (financial or otherwise) or business or the Property.

5.1.4 Access to Property. Subject to the rights of Tenants, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in the condition of Borrower, any SPE Constituent Entity or Guarantor, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, Borrower, and shall pay when due all costs, fees and expenses of Lender, to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender, in accordance with the relevant provisions of this Agreement, the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10 Supplemental Mortgage Affidavits. Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage. If at any time Lender determines, based on applicable law, that Lender is not being afforded the maximum amount of security available from the Property as a direct or indirect result of applicable recording, stamp and like taxes not having been paid upon the execution and recordation of the Mortgage, Borrower agrees that Borrower will execute, acknowledge and deliver to Lender, immediately upon Lender’s request, supplemental affidavits increasing the amount of the Debt for which all applicable taxes have been paid to an amount determined by Lender to be equal to the lesser of (a) the greater of the fair market value of the Property (i) as of the Closing Date and (ii) as of the date such supplemental affidavits are to be delivered to Lender, and (b) the amount of the Debt, and Borrower shall, on demand, pay any additional taxes.

5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other consistently applied accounting basis that is acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than twice in any calendar year (unless an Event of Default shall have occurred and be continuing, in which case no such restriction shall apply)) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish to Lender annually, within one hundred and twenty (120) days following the end of each Fiscal Year, a complete copy of the annual financial statements of Borrower audited by an independent certified public accountant reasonably acceptable to Lender in accordance with GAAP (or such other consistently applied accounting basis that is acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for Borrower and the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations, Capital Expenditures (for the avoidance of doubt, not including any contributions to the Replacement Reserve Account) and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) an unqualified opinion of an accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (ii) a current rent roll for the Property, (iv) a schedule reconciling Net Operating Income to Net Cash Flow for the Property (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant and (v) an Officer’s Certificate certifying (1) that each annual financial statement, including each of the schedules described in the immediately preceding subclause (iv), present fairly the financial condition and the results of operations of Borrower and the Property, (2) that such financial statements and schedules have been prepared in accordance with GAAP and (3) as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) (i) Prior to the Securitization of the entire Loan, Borrower will furnish, or cause to be furnished, to Lender on or before thirty (30) days after the end of each calendar month, (i) an operating statement in respect of such calendar month and a calendar year-to-date operating statement noting Net Operating Income, Net Cash Flow, Gross Income from Operations, Operating Expenses and Capital Expenditures (for the avoidance of doubt, not including any contributions to the Replacement Reserve Account), and containing a comparison of (A) such information for (1) in respect of the operating statement in respect of such calendar month, the same calendar month in the immediately preceding calendar year, and (2) in respect of the operating statement in respect of the calendar year-to-date, the corresponding time period of the immediately preceding calendar year, and (B) budgeted income and expenses and the actual income and expenses for such calendar month, and (ii) upon Lender’s request, other information reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month. Each such monthly report shall be accompanied by an Officer’s Certificate stating that the items provided are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property for the applicable calendar month. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with GAAP.

(ii) During any Cash Sweep Period (regardless of whether occurring before or after any Securitization of the Loan), Borrower will furnish, or cause to be furnished (without duplication of any item furnished to Lender pursuant to clause (i) above) on or before thirty (30) days after the end of each calendar month, (A) an operating statement in respect of such calendar month and a calendar year-to-date operating statement (on a combined basis with respect to the Property), (B) a current rent roll for the Property, and (C) upon Lender’s request, other information maintained by Borrower in the ordinary course of business that is reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with GAAP.

(d) Borrower will furnish, or cause to be furnished, to Lender, on or before sixty (60) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject period for the Property and quarterly and year-to-date operating statements prepared for each calendar quarter, noting Net Operating Income, Net Cash Flow, Gross Income from Operations, and Operating Expenses and Capital Expenditures (for the avoidance of doubt, not including any contributions to the Replacement Reserve Account), and for the Property, and containing a comparison of budgeted income and expenses and the actual income and expenses for the applicable calendar quarter, and, upon Lender’s request, a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods, as specifically requested by Lender; a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding three (3) month periods as of the last day of such quarter; and (iv) a Net Cash Flow Schedule. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days unless such amounts are being contested pursuant to the terms hereof.

(e) For each annual budgeting period following the partial annual budgeting period commencing on the Closing Date, Borrower shall submit to Lender an Annual Budget not later than fifteen (15) days prior to the commencement of such annual budgeting period in form reasonably satisfactory to Lender. In respect of the partial annual budgeting period commencing on the Closing Date, Borrower has submitted the existing Annual Budget to Lender on or prior to the Closing Date. The Annual Budget shall be for informational purposes only, provided that, during any Cash Sweep Period, the Annual Budget shall be subject to Lender’s written approval (each such Annual Budget, an “Approved Annual Budget”), which approval shall not be unreasonably withheld or conditioned. Lender shall grant or deny, in writing to Borrower with a reasonable explanation of any objections, any consent required hereunder within fifteen (15) days after the receipt of the applicable proposed Annual Budget. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the Annual Budget with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same, provided that the aforesaid fifteen (15) day period shall be ten (10) days in connection with any such resubmittal). Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by five percent (5%) (other than the line items in respect of Taxes, Insurance Premiums and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses). In the event that, during any Cash Sweep Period, Borrower proposes to incur an extraordinary operating expense or capital expense that is not consistent with the Approved Annual Budget (each an “Extraordinary Expense”), Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, such approval not to be unreasonably withheld, conditioned or delayed.

(f) Intentionally omitted.

(g) Borrower shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender, provided that such financial and sales information shall be provided by Borrower only if (i) the same is in the possession of Borrower or is otherwise required to be provided by the applicable Tenant pursuant to the terms of its Lease, (ii) Borrower is not prohibited from disclosing the same, whether pursuant to any provisions of the applicable Lease or any other agreement entered into by Borrower and the applicable Tenant prior to the date of Lender’s request, (iii) the same is not publicly available upon reasonable inquiry, and (iv) the Tenant as to which such information is requested is one of the three (3) largest Tenants at the Property, calculated on the basis of aggregate rentable square footage leased by such Tenant and such Tenant’s Affiliates under one or more Leases.

(h) Borrower will cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender in accordance with GAAP (or such other consistently applied accounting basis that is acceptable to Lender), which shall include an annual balance sheet and profit and loss statement of Guarantor.

(i) Any reports, statements or other information required to be delivered under this Agreement shall be delivered in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files), provided that Borrower may elect to provide the same also in paper form and/or on a diskette. Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with a Securitization to such parties requesting such information in connection with such Securitization.

5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management, leasing and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall, at all times during the term of the Loan, continue to own or lease all Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner in which it is currently operated, provided that the foregoing shall not be deemed to prohibit or restrict any Permitted Equipment Transfer.

5.1.13 Title to the Property. Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Guarantor or any of their respective constituent Persons or an assignment by Borrower, Guarantor or any of their respective constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees, costs and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within fifteen (15) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the

Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided, however, Borrower shall not be required to provide such statement more often than two (2) times in any calendar year.

(b) Upon the written request of Lender (i) prior to the Securitization of the entire Loan, and (ii) at any time that an Event of Default is continuing (whether the same is continuing prior to or following a Securitization), Borrower shall use commercially reasonable efforts to deliver to Lender tenant estoppel certificates from each Tenant, in form and substance reasonably satisfactory to Lender, provided that Borrower shall not be required to deliver such certificates more frequently than once in any calendar year.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Intentionally Omitted.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions or, if any of such representations require qualification on such date, setting forth such qualifications in detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, each SPE Constituent Entity and Guarantor as of the date of such Securitization.

5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.1.20 Leasing Matters. (a) Any Major Lease, including any amendment, modification or supplement thereto, executed after the Closing Date shall be subject to the approval of Lender, which approval shall not be unreasonably withheld. Effective upon the making of the Ross Alterations Deposit, Lender hereby approves the Ross Lease. Upon request, Borrower shall furnish Lender with executed copies of such Leases as are identified by Lender (including all Leases, if requested by Lender, provided that Borrower shall not be required to deliver copies of all Leases more frequently than two (2) times in any calendar year). All renewals of Leases and all proposed Leases shall provide for rental rates and other terms comparable or superior to then-existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would have any materially adverse effect on Lender’s rights under the Loan Documents or the value of the Property. All Leases executed after the Closing Date shall provide that they are subordinate to the Mortgage and that the Tenant agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Lender, at the request of Borrower, shall enter into a subordination, attornment and non- disturbance agreement in the form attached hereto as Exhibit A (with such modifications thereto as may be reasonably acceptable to Lender) or in such other form that is reasonably satisfactory to Lender and such Tenant (a “Non-Disturbance Agreement”) with any Tenant entering into a Material Lease, including a Major Lease (other than a Lease to an Affiliate of Borrower), after the Closing Date. All actual and reasonable, out-of-pocket costs and expenses of Lender and Servicer in connection with the negotiation, preparation, execution and delivery by Lender and Servicer of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements and the current fee being assessed by Servicer in connection therewith, shall be paid by Borrower.

(b) Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved and (iii) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

(c) Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.1.21 Alterations. (a) Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements (“Alterations”), including tenant improvements, which consent shall not be unreasonably withheld except with respect to Alterations that would reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any (i) Alterations performed pursuant to (A) the provisions of any Major Lease that is approved (or deemed approved) by Lender in accordance with Section 5.120 hereof, and (B) any other Lease that is approved in writing by Lender, provided that, in each case, Lender shall have expressly approved the estimated cost and scope of such Alterations at the time Lender approved such Major Lease or other Lease, (ii) Preapproved Alterations, (iii) Alterations to Improvements located wholly on a Partial Release Parcel pursuant to a Permitted Parcel Ground Lease (provided that the cost of such Alterations is borne solely by the applicable Tenant), and (iv) Alterations that are not reasonably expected to result in a Material Adverse Effect, provided that, in the case of Alterations pursuant to the foregoing subclause (iv), such Alterations (1) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the Closing Date or pursuant to any Major Lease that is approved (or deemed approved) by Lender in accordance with Section 5.1.20, (2) do not adversely affect any structural component of any Improvements and the aggregate cost thereof does not exceed the Threshold Amount, or (3) are performed in connection with the Restoration of the Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (x) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (y) Lender does not approve or reject with a reasonable explanation the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

(b) If the total unpaid amounts due and payable with respect to Alterations at the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases and any amounts to be paid in respect of Preapproved Alterations with respect to the Property) shall at any time exceed the Threshold Amount, Borrower shall promptly deliver to Lender as security for the payment of such excess amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following (as applicable, the “Alterations Deposit”): (I) cash, (II) U.S. Obligations, (III) other securities having a rating reasonably acceptable to Lender or (IV) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender. Each such Alterations Deposit shall be (A) in an amount equal to the excess of the total unpaid amounts with respect to the applicable Alterations on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and (B) disbursed from time to time by Lender to Borrower for completion of the Alterations at the Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (2) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid in full upon such disbursement. Each Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.21(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the Alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with Alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid in full.

5.1.22 Operation of Property. (a) Borrower shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement (without duplication of any item being delivered to Lender pursuant to Section 5.1.11 hereof); and (iv) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Operations and Maintenance Program. Borrower shall implement, within no more than ninety (90) days after the Closing Date, and diligently comply in all respects with, the terms, conditions and requirements of an operations and maintenance program, all in accordance with the terms of the O&M Agreement. The operations and maintenance program adopted by Borrower, as aforesaid, shall be in compliance with all applicable Legal Requirements and shall be subject to the reasonable approval of Lender. Borrower shall comply with the recommendations identified in each Phase I environmental assessment for the Property.

5.1.24 Intentionally Omitted.

5.1.25 Updated Appraisals. During the continuance of an Event of Default or if Lender otherwise reasonably believes that an Event of Default is imminent, Lender may commission (or Lender may request that Borrower commission directly) an updated appraisal of the Property. Borrower shall pay directly or promptly reimburse Lender for, as applicable, the costs and expenses of obtaining all such updated appraisals.

5.1.26 Principal Place of Business, State of Organization. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of any change in its principal place of business or place of organization. Borrower shall cause its principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, to continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, such Borrower promptly shall notify Lender of such organizational identification number.

5.1.27 Embargoed Person. Borrower shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any SPE Constituent Entity and Guarantor shall constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower, any SPE Constituent Entity or Guarantor, as applicable, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any SPE Constituent Entity or Guarantor, as applicable, shall be derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.28 Intentionally Omitted.

5.1.29 Special Purpose Entity/Separateness. (a) Borrower and each SPE Constituent Entity shall each be and continue to be a Special Purpose Entity.

(b) Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each entity other than Borrower and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion. Borrower covenants that, in connection with any Additional Insolvency Opinion, it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(c) Borrower shall provide Lender with thirty (30) days’ prior written notice prior to the removal of an Independent Director or Independent Manager of Borrower or any SPE Constituent Entity and Borrower shall not remove any such Independent Director or Independent Manager without Cause (as defined in the organizational documents of Borrower or such SPE Constituent Entity, as applicable).

Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as (A) the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement (provided that, in the event that such Qualified Manager is an Affiliate of Borrower or Guarantor, Borrower shall deliver an acceptable Additional Insolvency Opinion covering such Qualified Manager if such Qualified Manager was not covered by the Insolvency Opinion) and (B) other than in any case in which the proposed replacement manager is (1) a Person that is under common Control with Existing Manager or (2) a Person that is under common Control with the Guarantor Successor (provided such proposed Replacement Manager constitutes a Qualified Manager under clause (c) of the definition thereof), no Permitted Guarantor Merger Transaction shall have occurred within six (6) weeks prior to the date of such replacement; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2 Liens; Utility and Other Easements. (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except Permitted Encumbrances.

(b) Borrower may, without the consent of Lender, (i) make Transfers of immaterial portions of the Property to Governmental Authorities for dedication or public use, or to third parties for private use as roadways or for access, ingress or egress, or (ii) grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines, telecommunications leases and other utilities, provided that no such conveyance, grant, conveyance or encumbrance shall impair the utility and operation of the Property or have a Material Adverse Effect. In connection with any such grant, conveyance or encumbrance, if requested by Borrower, Lender shall execute and deliver any instrument necessary or reasonably appropriate and in the form reasonably acceptable to the Lender evidencing its consent to such grant, conveyance or encumbrance (and, in the case of any such Transfer as described in the preceding subclause (i), a release of such portion of the Property from the Lien of the Mortgage and, in the case of any easement, covenant, reservation or right-of-way as described in the preceding subclause (ii), the subordination of the Lien of the Mortgage to such easement, covenant, reservation or right-of- way) upon receipt by Lender of:

(A) thirty (30) days’ prior written notice thereof;

(B) a copy of the easement, covenant, reservation or right of way;

(C) an Officer’s Certificate stating (I) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (II) that such Transfer, easement, covenant, reservation or right of way does not have a Material Adverse Effect; and

(D) reimbursement of all of Lender’s reasonable costs and expenses incurred in connection with such grant, conveyance or encumbrance (and such consent, release of Lien or instrument of subordination).

If Borrower shall receive any consideration in connection with any Transfers or grants consummated in accordance with this Section 5.2.2(b), Borrower shall have the right to use any such consideration in connection with any Alterations performed in connection with such Transfer or grant, provided that, to the extent any such consideration is not used in connection with such Alterations (or any such consideration exceeds the amount required to perform such Alterations), Borrower shall promptly deposit the consideration or such excess amount, as the case may be, into the Cash Management Account.

5.2.3 Dissolution; Amendment of Organizational Documents. Borrower shall not, without obtaining the consent of Lender (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership, leasing, maintenance and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause or permit any SPE Constituent Entity to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPE Constituent Entity would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of such SPE Constituent Entity, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 shall be deemed to apply to any Transfers, and for the avoidance of doubt, the rights of Borrower to effectuate Transfers is governed solely by Section 5.2.10 hereof.

5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance with Section 5.2.14 hereof or forgiveness in the ordinary course of Borrower’s business of Rent in arrears in connection with a settlement with a Tenant under a Lease, provided that in the case of a Major Lease, the amount of Rent so forgiven is less than the aggregate amount of six (6) months’ basic Rent under such Major Lease) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8 Principal Place of Business and Organization. Borrower shall not change (or permit any other Person to change) its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.28 hereof) or its corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender, which consent may given or denied in Lender’s sole discretion. Borrower shall not change (or permit any Person to change) the place of its organization from the State of Delaware without the consent of Lender, which consent shall not be unreasonably withheld.

5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(0(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members and (if Borrower is a trust) beneficial owners, as applicable, and principals of Borrower in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b) Without the prior written consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than, in either case, to the extent that such Transfer constitutes a Permitted Transfer. Any Transfer made without Lender’s prior written consent (to the extent that such consent is required pursuant to this Section 5.2.10) shall be null and void. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, the Sale or Pledge of a direct or indirect interest in an Excluded Entity shall not constitute a Transfer and may be effectuated by the applicable Person without the consent of, or any notice to, Lender.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10 but subject to the final two sentences of this Section 5.2.10(d), Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, limited partnership interests or membership interests (provided that, in the case of any multi-member Restricted Party, excluding any interests of the managing member) (as the case may be) in a Restricted Party; provided, however, (i) no such Transfer shall result in the change of Control in a Restricted Party, (ii) as a condition to each such Transfer, Lender shall receive not less than thirty (30) days’ prior written notice of such proposed Transfer, and (iii) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, following a Securitization, acceptable to the Rating Agencies. Notwithstanding anything contained in this Section 5.2.10(d), no Transfer of any direct ownership interests in Borrower or any SPE Constituent Entity shall be permitted. In addition, at all times, Guarantor must continue to Control Borrower and each SPE Constituent Entity and own, directly or indirectly, at least a fifty-one percent (51%) legal and beneficial interest in Borrower and each SPE Constituent Entity.

(e) No Transfer of the Property and assumption of the Loan shall occur during the period that is sixty (60) days prior to a Securitization or the period that is sixty (60) days after a Securitization. Otherwise, Lender’s consent to a one (1) time Transfer of the Property and assumption of the entire Loan by the proposed Transferee (the “Transferee”) shall be given in Lender’s sole discretion provided that Lender receives sixty (60) days’ prior written notice of such Transfer and no Event of Default has occurred and is continuing at the time Lender receives such notice and at the time such Transfer is consummated. In determining whether to consent to any proposed Transfer pursuant to this Section 5.2.10(e), Lender may require or consider, without limitation, the following actions and matters:

(i) Borrower shall pay Lender a fee equal to one-half percent (0.5%) of the outstanding principal balance of the Loan at the time of such Transfer;

(ii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii) Transferee or Transferee’s Sponsors must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property, which expertise shall be reasonably determined by Lender;

(iv) Transferee and Transferee’s Sponsors shall, as of the date of such Transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;

(v) Transferee, Transferee’s Sponsors and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Sponsors (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Transfer;

(vi) Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii) There shall be no material litigation or regulatory action pending or threatened against Transferee, Transferee’s Sponsors or any Related Entities which is not reasonably acceptable to Lender;

(viii) Transferee, Transferee’s Sponsors and any Related Entities shall not have defaulted under its or their obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix) Transferee and Transferee’s SPE Constituent Entities must be able to make all of the representations set forth in Sections 4.1.30, 4.1.35, and 4.1.38, and perform all of the covenants set forth in Sections 5.1.27, 5.1.29 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee and Transferee’s SPE Constituent Entities shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender, and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x) Following a Securitization, if required by Lender, Transferee shall be approved by the Rating Agencies rating the Loan, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to such Transfer;

(xi) Prior to any release of Guarantor, one (1) or more substitute guarantors reasonably acceptable to Lender shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and the Environmental Indemnity or executed a replacement guaranty and/or environmental indemnity reasonably satisfactory to Lender;

(xii) Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, confirming the Lien of the Mortgage as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsements shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or Liens other than those contained in the Title Insurance Policy issued on the Closing Date and the Permitted Encumbrances;

(xiii) The Property shall be managed by Qualified Manager (and, if the Qualified Manager managing the Property prior to the Transfer is being replaced, the replacement Qualified Manager shall manage the Property pursuant to a Replacement Management Agreement); and

(xiv) Borrower or Transferee, at its sole cost and expense, shall deliver to Lender (A) an Additional Insolvency Opinion in respect of such Transfer satisfactory in form and substance to Lender and (B) a fraudulent conveyance opinion in respect of such Transfer, each of which opinions may be relied upon by Lender and the Rating Agencies with respect to the proposed Transfer.

Immediately upon the consummation of a Transfer pursuant to this Section 5.2.10(e) (provided that Lender has consented thereto in accordance with the foregoing), Borrower and Guarantor shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents accruing after the date of such Transfer (other than to the extent such liability is expressly stated herein to survive). The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof if the same is reasonably requested by Borrower.

(f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon the consummation of a purported Transfer that is prohibited (and as such, null and void) pursuant to the terms of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(g) Notwithstanding the provisions of this Section 5.2.10 but subject to the final two sentences of this Section 5.2.10(g), Lender’s consent shall not be required in connection with a Permitted Guarantor Merger Transaction; provided that, (i) Lender shall have received written notice of such proposed Permitted Guarantor Merger Transaction not less than sixty (60) days prior to the effective date thereof, (ii) prior to the effective date of such Permitted Guarantor Merger Transaction, Borrower shall have delivered to Lender an Additional Insolvency Opinion reasonably acceptable to Lender and, following a Securitization, acceptable to the Rating Agencies, and (iii) Lender shall have received such documents, instruments, certificates, assignments and other writings to evidence, preserve and/or protect the Property as Lender may reasonably require. Lender shall make a determination of the Guarantor Net Worth within fifteen (15) days after the receipt of the required financial statements. In the event that Lender fails to make such determination within said fifteen (15) day period, such failure shall be deemed to be a determination by Lender that the condition set forth in clause (i)(B) of the definition of Permitted Guarantor Merger Transaction shall have been satisfied if (A) Borrower has delivered to Lender the required financial statements, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting acceptance and (B) Lender does not advise Borrower of its determination of the Guarantor Net Worth within fifteen (15) days from the date Lender receives the financial statements as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered. Notwithstanding anything contained in this Section 5.2.10(g), no Transfer of any direct ownership interests in any Borrower or any SPE Constituent Entity shall be permitted. In addition, at all times, Guarantor (or Guarantor Successor, if Guarantor Successor is the surviving Person with respect to such Permitted Guarantor Merger Transaction) must continue to Control Borrower and each SPE Constituent Entity and own, directly or indirectly, at least a fifty-one percent (51%) legal and beneficial interest in Borrower and each SPE Constituent Entity.

5.2.11 Intentionally Omitted.

5.2.12 REA. Borrower agrees that without the prior consent of Lender, Borrower shall not execute modifications to any REA if such modifications will have a Material Adverse Effect. Without limiting the generality of the foregoing, Borrower shall not, without the prior written consent of Lender, take (and hereby assigns to Lender any right it may have to take) any action to terminate, surrender, or accept any termination or surrender of, any REA. Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of any REA as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. Borrower shall comply, in all material respects, with all of the terms, covenants and conditions on Borrower’s part to be complied with pursuant to terms of any REA. Borrower shall take all actions as may be necessary from time to time to preserve and maintain the REA’s in accordance with applicable laws, rules and regulations. Borrower shall enforce, in a commercially reasonably manner, the obligations to be performed by the parties to the REA (other than Borrower). Borrower shall promptly furnish to Lender any notice of default or other communication delivered in connection with any REA by any party to any such REA or any third party other than routine correspondence and invoices. Borrower shall not assign (other than to Lender) or encumber its rights under any REA.

5.2.13 Intentionally Omitted.

5.2.14 Leasing Matters. Borrower shall not (i) terminate any Lease or accept a surrender by a Tenant of any Lease other than by reason of either (A) a Tenant default and then only in a commercially reasonable manner to preserve and protect the Property, or (B) a Tenant pursuant to the exercise by such Tenant of any termination right expressly provided in any existing Lease or any Lease hereafter entered into in compliance with the conditions set forth in Section 5.1.20; provided, however, that no such termination or surrender of any Major Lease will be permitted under the foregoing subclause (A) without the prior written consent of Lender, which consent shall not be unreasonably withheld; (ii) collect any of the Rents more than one (1)

month in advance (other than security deposits and estimated additional rent amounts on account of operating expenses, tax and other escalations or pass throughs); or (iii) execute any other collateral assignments of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (iv) alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior written consent.

5.2.15 EIL Policy. Prior to the payment in full of the Debt, Borrower shall not terminate the EIL Policy or enter into or otherwise suffer or permit any modification, amendment (including any endorsement), supplement or replacement thereof or thereto without the prior written consent of Lender.

ARTICLE VI — INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) except as specifically provided in subclause (D) below in respect of demolition costs and coverage for increased costs of construction, in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings); (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $25,000.00 for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible not to exceed five percent (5%) of the total insurable value of the Property; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law and coverage for demolition costs and coverage for increased costs of construction in amounts reasonably acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Lender shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to subclauses (v) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsections (i), (iii), (iv), (ix) and (xi) of this Section 6.1(a); (C) in an amount equal to one hundred percent (100%) of the aggregate projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding eighteen (18) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied in Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or Alterations are being made with respect to the Improvements, and only if each of the Property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (ii), (iv), (ix) and (xi) of this Section 6.1(a), (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate “per location” and One Million and No/100 Dollars ($1,000,000.00) per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(vi) if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

(vii) if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to Lender;

(viii) umbrella and excess liability insurance in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, and including employer liability and automobile liability, if required;

(ix) the insurance required under this Section 6.1(a) shall cover perils of terrorism and acts of terrorism (including, without limitation, domestic, foreign, certified and non-certified as set forth in the Terrorism Risk Insurance Program Reauthorization Act of 2007) and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 6.1(a) at all times during the term of the Loan;

(x) through the stated policy period as indicated on the declaration sheet for Pollution Legal Liability Select (PLL Select) Policy 27781505 (issued by Chartis Specialty Insurance Company) (such policy, the “EIL Policy”) covering the Properties and naming “JPMorgan Chase Bank, N.A., its successors, assigns and/or affiliates” as a mortgagee insured and additional named insured thereunder; and

(xi) upon sixty (60) days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:X” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by (i) prior to a Securitization, S&P or another Rating Agency selected by Lender, and (ii) from and after a Securitization, S&P and any other Rating Agency rating the Securities (if such Rating Agency also rates the applicable insurance company), provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P. Borrower shall deliver to Lender (1) within ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”) and (2) within five (5) Business Days of Lender’s request, any other documentation evidencing the Policies (including without limitation certified copies of the Policies) as may be reasonably requested by Lender from time to time.

(c) Any blanket insurance Policy shall be subject to Lender’s prior approval (such approval not to be unreasonably withheld) and shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof. Lender has approved the blanket insurance Policy in effect on the Closing Date.

(d) All Policies of insurance provided for or contemplated by Section 6.1(a) shall name Borrower as the named insured and, in the case of liability coverages (other than the EIL Policy, as to which Lender is the named insured), shall name Lender as the additional insured, as its interests may appear, and all property insurance Policies described in Section 6.1(a) shall name Lender as a mortgagee and loss payee and shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) Each Policy shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or exercise of Lender’s rights or remedies hereunder or any other Loan Document, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) such Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured;

(iii) the issuer thereof shall give written notice to Lender if such Policy has not been renewed thirty (30) days prior to its expiration; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall constitute a portion of the Debt and shall bear interest at the Default Rate. If Borrower fails to maintain any Policy as required pursuant to this Section 6.1, Lender may, at its option, obtain such Policy using such carriers and agencies as Lender shall elect from year to year (until Borrower shall have obtained such Policy in accordance with this Section 6.1) and pay the premiums therefor, and Borrower shall reimburse Lender on demand for any premium so paid, with interest thereon at the Default Rate from the time such premiums are paid by Lender until the same are reimbursed by Borrower, and the amount so owing to Lender shall constitute a portion of the Debt. The insurance obtained by Lender pursuant to the foregoing may, but need not, protect Borrower’s interest, and the same may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the Property.

(g) In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder with respect to the Property shall thereupon vest in the purchaser of such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such Alterations as may be reasonably approved by Lender (to the extent approval thereof is required pursuant to Section 5.1.21) and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Threshold Amount, and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings that relate to a Condemnation of a material portion of the Property, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and in the case of such proceedings that relate to a Condemnation of a material portion of the Property, shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than the Threshold Amount and the costs of completing the Restoration shall be less than the Threshold Amount, the Net Proceeds (i) if the same are paid by the insurance company directly to Borrower, may be retained by Borrower or (ii) if the same are paid by the insurance company to Lender, will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than the Threshold Amount or the costs of completing the Restoration is equal to or greater than the Threshold Amount, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), Section 6.1(a)(ix) and Section 6.1(a)(xi) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration upon the approval of Lender in its reasonable discretion that the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense;

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall expeditiously and diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements; provided that for the purposes of this clause the filing of an application for a building permit shall be deemed to be commencement of the Restoration;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that, subject to Force Majeure, the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property as nearly as possible to the condition it was in immediately prior to such Casualty or Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements (including, as a legal non-conforming use);

(H) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(I) the Debt Service Coverage Ratio, after giving effect to the Restoration, based on the trailing twelve (12) month period immediately preceding the date of determination in connection with this Section 6.4(b), shall be equal to or greater than 1.20 to 1.00;

(J) at Lender’s request, Borrower shall deliver, or cause to be delivered, to Lender a detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval in the same manner as each Annual Budget is to be approved by Lender during the continuance of a Cash Sweep Period as provided in Section 5.1.11(e); and

(K) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender or Letter of Credit reasonably satisfactory to Lender delivered to Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) Lender may retain an independent consulting engineer (the “Casualty Consultant”) to review and approve the plans and specifications required in connection with the Restoration, which shall be subject to prior review and acceptance in all respects by Lender and by any Casualty Consultant retained by Lender. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives the request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as reasonably determined by Lender (and, if a Casualty Consultant has been engaged by Lender, as certified by such Casualty Consultant), until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until Lender has received evidence and is satisfied that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi- governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon Lender has received evidence and is satisfied that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or, if Lender requires, by the title company issuing the Title Insurance Policy, and, if Lender requires, Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If reasonably required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender, be sufficient to pay in full the balance of the costs which are reasonably estimated by Lender (or, if a Casualty Consultant has been engaged by Lender, as estimated by such Casualty Consultant) to be incurred in connection with the completion of the Restoration, Borrower shall, before any further disbursement of the Net Proceeds is made either (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of Credit reasonably satisfactory to Lender in an amount equal to the Net Proceeds Deficiency. The Net Proceeds Deficiency deposited with Lender, or a Letter of Credit delivered to Lender, shall be held by Lender and shall be disbursed, or drawn upon, as applicable, for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed, or drawn upon, as applicable, pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender (or if no Casualty Consultant has been retained by Lender, after Lender is reasonably satisfied) that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) (“Excess Net Proceeds”) and Lender has received evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be (A) deposited in the Cash Management Account and applied in accordance with the Cash Management Agreement or (B) if Borrower shall otherwise elect or if an Event of Default shall have occurred and shall be continuing at the time that Excess Net Proceeds become available, applied as a Net Proceeds Prepayment.

(c) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(d) Intentionally omitted.

(e) Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 6.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 6.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole discretion). All Net Proceeds and the Net Proceeds Deficiency not made available for a Restoration pursuant to this Section 6.4 and any Excess Net Proceeds required to be applied in accordance with subclause (B) of Section 6.4(b)(vii) hereof (as applicable, a “Net Proceeds Prepayment”) shall be applied by Lender in accordance with Section 2.4.2 hereof. If any such Net Proceeds Prepayment shall be equal to or greater than sixty percent (60%) of the original principal amount of the Loan, Borrower shall have the right, regardless of any restrictions contained in Section 2.4.1 hereof, to prepay the outstanding principal balance of the Loan (a “Casualty/Condemnation Prepayment”) and obtain the release of the Property from the Lien of the Mortgage thereon and related Loan Documents, provided that (i) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Payment Date occurring following the proposed date of the intended Casualty/Condemnation Prepayment and (ii) Borrower pays to Lender, concurrently with making such Casualty/Condemnation Prepayment, the amounts required pursuant to Section 2.4.2(b) hereof.

ARTICLE VII — RESERVE FUNDS

Section 7.1 Intentionally Omitted.

Section 7.2 Tax and Insurance Reserve Funds.

7.2.1 Tax and Insurance Reserve Funds. Subject to Section 2.7.3 hereof, Borrower shall pay to Lender, on each Payment Date, one-twelfth (1/12) of the amount of Taxes and Reserved Other Charges (as estimated by Lender) necessary to accumulate with Lender sufficient funds to pay all Taxes and Reserved Other Charges that are or will become payable prior to the next-succeeding anniversary of the Closing Date (the “Tax Reserve Funds”). In addition, Borrower shall pay to Lender, on each Payment Date occurring (A) at any time that an Event of Default has occurred and is continuing and (B) at any period during which the Property is not insured pursuant to a blanket insurance policy covering all properties owned, directly or indirectly, by Guarantor (which policy satisfies the conditions of Section 6.1 hereof and covers substantially all other real property owned by Guarantor, as reasonably demonstrated to Lender), one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Insurance Reserve Funds,” and collectively with the Tax Reserve Funds, the “Tax and Insurance Reserve Funds”). The account in which the Tax and Insurance Reserve Funds are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account”. - Provided no Event of Default is then continuing, Lender will release to Borrower Tax Reserve Funds sufficient to pay such Taxes, provided that, Borrower shall have delivered to Lender copies of all Tax Bills (defined below) relating to such Taxes (and following payment of such Taxes by Borrower, Borrower shall provide to Lender receipts for payment or other evidence reasonably satisfactory to Lender of such payment). Lender will apply any Insurance Reserve Funds on deposit in the Tax and Insurance Reserve Account to payments of Insurance Premiums and on or prior to the date such payments are due and, upon written request, shall provide to Borrower evidence of such payment. In making any payment from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (each, a “Tax Bill”) (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 7.2.1, the amount on deposit in the Tax and Insurance Reserve Account shall exceed the amounts due for Taxes, Reserved Other Charges and/or Insurance Premiums, as applicable, Lender shall, in its sole discretion, either (1) return any excess to Borrower or (2) credit such excess against future payments required to be made by Borrower to the Tax and Insurance Reserve Account pursuant to the provisions of this Section 7.2.1. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at the time that Borrower ceases to have an obligation to deposit Tax and Insurance Reserve Funds into the Tax and Insurance Reserve Account pursuant to this Section 7.2.1, there shall remain any amount on deposit in the Tax and Insurance Reserve Account, Lender shall, upon receipt of the written request of Borrower, return such remaining amount to Borrower. If, at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 7.2.1, Lender reasonably determines that the amount on deposit in the Tax and Insurance Reserve Account is not or will not be sufficient to pay Taxes, Reserved Other Charges and Insurance Premiums, as applicable, by the required payment dates set forth above in this Section 7.2.1, Lender shall notify Borrower in writing of such determination and, commencing with the first Payment Date following the date of Borrower’s receipt of such written notice, Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to fund the deficiency. Any Tax and Insurance Reserve Funds remaining on deposit in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be paid to Borrower.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. On the Closing Date and on each Payment Date thereafter on which the amount of Replacement Reserve Funds (defined below) on deposit in the Replacement Reserve Account (defined below) is less than the Replacement Reserve Cap, Borrower shall pay to Lender the applicable Replacement Reserve Monthly Deposit, if any, which amounts shall be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with Section 7.3.2 in respect of replacements and repairs required to be made to the Property (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Replacement Reserve Account”.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall disburse to Borrower the Replacement Reserve Funds (or applicable portion thereof) upon satisfaction by Borrower of each of the following conditions:

(i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Replacements for which payment is requested;

(ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing;

(iii) such request shall be accompanied by an Officer’s Certificate (A) stating that all Replacements (or, in the case of periodic payments approved by Lender pursuant to Section 7.3.2(c) below, the applicable portion of such Replacements) at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable Replacements (or portion thereof, in the case of approved periodic payments), (B) identifying each contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments) to be funded by the requested disbursement, and (C) stating that each such contractor has been paid in full upon such disbursement (or, in any case in which Borrower has requested that Lender issue joint checks payable to Borrower and such contractor, that each such contractor will be paid in full with the funds to be so disbursed);

(iv) if the costs of the applicable Replacements exceed the Reserve Threshold or in any case in which Borrower has requested that Lender issue joint checks payable to Borrower and the contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments), such request is accompanied by (X) lien waivers or other evidence of payment reasonably satisfactory to Lender, (Y) at Lender’s request, a title search for the Property indicating that the Property is free from all Liens not previously approved by Lender (other than Permitted Encumbrances);

(v) such request is accompanied by such other evidence as Lender shall reasonably request that the Replacements (or portion thereof, in the case of approved periodic payments) to be funded by the requested disbursement have been completed and are paid for (or, in any case in which Borrower has requested that Lender issue joint checks payable to Borrower and the contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments), that the same will be paid for upon such disbursement to Borrower); and

(vi) if the costs of the applicable Replacements exceed the Reserve Threshold, if requested by Lender, the applicable Replacements shall have been inspected by an independent qualified professional selected by Lender, at Borrower’s expense, in order to verify that such Replacements (or portion thereof, in the case of approved periodic payments) have been completed.

(b) Lender shall not be required to make disbursements from the Replacement Reserve Account with respect to the Property (i) more than once in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Replacement Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Replacement Reserve Account shall be made).

(c) If (i) the cost of a Replacement exceeds the Minimum Disbursement Amount, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance (such approval not to be unreasonably withheld) such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided that (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions to disbursement set forth in this Section 7.3.2 have been satisfied, and (D) funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement and other contemplated Replacements as and when the same are required to be completed.

(d) During the continuance of an Event of Default, Lender may use the Replacement Reserve Funds (or any portion thereof) to complete any Replacements that are then in progress or otherwise apply the same in accordance with Section 7.8(a) hereof and such rights shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. If Lender shall apply the Replacement Reserve Funds (or any portion thereof) to complete any Replacements in accordance with the foregoing, (i) Borrower shall indemnify and hold harmless each Indemnified Party from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with any such action taken by Lender, unless the same are solely due to gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party and (ii) Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the applicable Replacements (provided, that Lender may pursue such rights and claims only during such time as an Event of Default is continuing).

7.3.3 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from any obligation to repair and maintain the Property set forth in the Loan Documents. Any Replacement Reserve Funds remaining on deposit in the Replacement Reserve Account after the Debt has been paid in full shall be paid to Borrower.

Section 7.4 Rollover Reserve Account.

7.4.1 Deposits to Rollover Reserve Funds. A condition to Lender’s preapproval of the Ross Lease and the Preapproved Alterations, Borrower shall deposit with Lender funds in the amount of Nine Hundred Ninety-Nine Thousand Twenty-Nine and No/100 Dollars ($999,029.00) (the “Ross Alterations Deposit”) to be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with Section 7.4.2 in respect of tenant improvement and leasing commission obligations to be incurred following the Closing Date. Subject to Section 2.73 hereof, on each Payment Date thereafter on which the amount of Rollover Reserve Funds on deposit in the Rollover Reserve Account is less than the Rollover Reserve Cap, Borrower shall pay to Lender the applicable Rollover Reserve Monthly Deposit, if any, which amounts shall be held by Lender in accordance with Section 7.8 hereof and disbursed to Borrower in accordance with Section 7.4.2 in respect of tenant improvement and leasing commission obligations to be incurred following the Closing Date. Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”. In addition to and not as a substitute for any required Rollover Reserve Monthly Deposit, in accordance with the Cash Management Agreement, Borrower shall deposit with Lender as Rollover Reserve Funds all lease termination payments and similar payments required under any Lease to be made by the related Tenant in connection with the termination or non-renewal of such Lease (each, a “Termination Payment”), provided that the amount on deposit in the Rollover Reserve Account is then less than the Rollover Reserve Cap, and provided, further, that Borrower shall be obligated to deposit as Rollover Reserve Funds only such portion of a Termination Payment as is sufficient to increase the funds on deposit in the Rollover Reserve Account to the Rollover Reserve Cap.

7.4.2 Withdrawal from Rollover Reserve Fund. (a) Lender shall disburse to Borrower the Rollover Reserve Funds (or any portion thereof) upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request for payment shall specify the tenant improvement costs and/or leasing commissions for which payment is requested; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing; (iii) with respect to any request for payment relating to tenant improvement costs, Lender shall have received (A) an Officer’s Certificate (1) stating that all tenant improvements to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (2) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (3) stating that each such Person has been paid in full or will be paid in full upon such disbursement; (iv) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, such request is accompanied by (X) lien waivers or other evidence of payment reasonably satisfactory to Lender, (Y) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens not previously approved by Lender (other than Permitted Encumbrances); (v) with respect to any request for payment relating to tenant improvements pursuant to any Lease, as to which the aggregate costs incurred and to be incurred exceeds the Threshold Amount, Lender shall have approved such tenant improvements (including any approval or deemed approval of the same granted pursuant to Section 5.1.21), which approval shall have been deemed given in any case in which Lender shall have approved (or such approval have been deemed to have been given pursuant to Section 5.1.20) the Major Lease pursuant to which such tenant improvement costs have been incurred, provided that the terms of such Major Lease provide for payments of tenant improvement costs by Borrower in an amount not less than the amount requested to be disbursed by Borrower; and (vi) such request is accompanied by such other evidence as Lender shall reasonably request that the tenant improvements at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Rollover Reserve Account with respect to the Property (i) more than once in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Rollover Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Rollover Reserve Account shall be made). Any Rollover Reserve Funds remaining on deposit in the Rollover Reserve Account after the Debt has been paid in full shall be paid to Borrower.

Section 7.5 Excess Cash Flow Reserve Fund.

7.5.1 Deposits to Excess Cash Flow Reserve Fund. During the continuance of any Cash Sweep Period, all Excess Cash Flow shall be held by Lender as additional security for the Loan, all as more particularly provided in the Cash Management Agreement. The amounts so held by Lender shall be hereinafter referred to as the “Excess Cash Flow Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.5.2 Release of Excess Cash Flow Reserve Fund. Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account on a Cash Sweep Cure Date shall be paid to Borrower.

Section 7.6 Intentionally Omitted.

Section 7.7 Letter of Credit. (a) In addition to or in lieu of making the payments to the Replacement Reserve Account or the Rollover Reserve Account as set forth in Sections 7.3.1 or 7.4.1, Borrower may from time to time deliver to Lender a Letter of Credit in accordance with the provisions of this Section 7.7. Any Letter of Credit from time to time delivered in lieu of payments to the Replacement Reserve Account or the Rollover Reserve Account shall be for not less than the amount of deposits required to be made by Borrower to such Reserve Account for the twelve (12) calendar months following the date such Letter of Credit is delivered to Lender. If during the term of any Letter of Credit delivered by Borrower pursuant to this Section 7.7, the amount of deposits required to be made by Borrower to the applicable Reserve Account for the twelve (12) calendar months following such date shall increase to an amount exceeding the amount of such Letter of Credit, Borrower shall deliver to Lender an amendment to such Letter of Credit or a replacement Letter of Credit which shall be in an amount not less than the aggregate amount of such deposits required to be made during such twelve (12) calendar month period. In no event shall Borrower be an account party to, or have or incur any reimbursement obligations in connection with, any Letter of Credit.

(b) Borrower shall give Lender no less than ten (10) days’ revocable notice of Borrower’s election to deliver a Letter of Credit on account of the Replacement Reserve Account or the Rollover Reserve Account and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith, if any. Borrower shall not be entitled to draw from any such Letter of Credit. Upon fifteen (15) days’ revocable notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the Replacement Reserve Account or the Rollover Reserve Account pursuant to Section 7.3.1 or 7.4.1, as applicable. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would be on deposit in the Replacement Reserve Account or the Rollover Reserve Account (excluding any interest that may have accrued) if such Letter of Credit had not been delivered.

(c) Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.

(d) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution; provided, however, that in the event Lender receives any notice referred to in subclause (iv) hereof and Lender, in its reasonable discretion, determines that the security intended to be provided to Lender by the related Letter of Credit is not thereby materially jeopardized, Borrower shall have ten (10) Business Days following receipt of notice from Lender in which to deliver to Lender a replacement Letter of Credit issued by an Eligible Institution; provided, further, that in the event

Lender draws on any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above (but specifically excluding any draw related to the occurrence of an Event of Default), Lender shall return to Borrower the funds so drawn in the event Borrower provides Lender with a replacement Letter of Credit issued by an Eligible Institution within thirty (30) days following such draw. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

(e) In the event that Borrower elects to deliver a Letter of Credit pursuant to this Section 7.7 for which an Affiliate of Borrower provides collateral, and if such Letter of Credit, together with all outstanding Letters of Credit, is in an aggregate amount equal to or greater than ten percent (10%) of the face amount of the Loan, then Borrower shall deliver an updated Insolvency Opinion reasonably acceptable to Lender which takes into account such Letters of Credit.

Section 7.8 Reserve Accounts Generally. (a) During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Accounts to the payment of the Debt in any order in its sole discretion.

(b) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. All interest or other earnings on Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other monies deposited in the applicable Reserve Account. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(c) Lender and Servicer shall have the sole right to make withdrawals from each Reserve Account.

(d) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE VIII — DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment Amount is not paid on or before when due, (B) the Debt is not paid in full on the Maturity Date or (C) any other portion of the Debt not specified in the foregoing subclause (A) or subclause (B) is not paid on or prior to the date when the same is due with such failure continuing for five (5) Business Days after Lender delivers written notice thereof to Borrower;

(ii) if any of the Taxes or Other Charges are not paid when the same become delinquent, subject to Borrower’s rights to contest same as provided herein;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower shall fail to deliver to Lender certificates of insurance evidencing the Policies and such other documentation as reasonably requested by Lender in respect of the Policies within the applicable time periods set forth in Section 6.1(b) hereof;

(v) if any Transfer is consummated in violation of the provisions of Section 5.2.10 hereof;

(vi) if any representation or warranty made by Borrower herein or by Borrower or Guarantor in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document or other materials or information furnished to Lender shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made;

(vii) if Borrower or any SPE Constituent Entity shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower or any SPE Constituent Entity or if Borrower or any SPE Constituent Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Borrower or any SPE Constituent Entity, or if any proceeding for the dissolution or liquidation of Borrower or any SPE Constituent Entity shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any SPE Constituent Entity upon the same not being discharged, stayed or dismissed within ninety (90) days;

(ix) only upon the declaration by Lender that the same constitutes an Event of Default (which declaration may be made by Lender in its sole discretion) if (A) Guarantor or any other guarantor or indemnitor under any guaranty or indemnity that may be entered into in respect of the Loan following the Closing Date shall make an assignment for the benefit of creditors or if, (B) a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or any such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Guarantor or any such other guarantor or indemnitor, or if (D) any proceeding for the dissolution or liquidation of Guarantor or any such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(x) if Borrower or Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(xi) if Borrower breaches any covenant contained in Section 5.1.29 hereof, provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xiv) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xv) if a default has occurred and continues beyond any applicable cure period under any REA;

(xvi) if Borrower shall breach any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xv) above, and such Default shall continue for ten (10) days after written notice to Borrower from Lender, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; or

(xvii) if there shall be any default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (x) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (x) above, the Debt and the Other Obligations shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion. During the continuance of any Event of Default pursuant to clause (i) of Section 8.1 or any other monetary Event of Default, Lender may foreclose the Mortgage to recover the applicable delinquent payments. If, pursuant to its rights set forth in Section 8.1(b), Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other portions of the Debt as Lender may elect. Notwithstanding any partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (Borrower ratifying all that its said attorney shall do by virtue thereof); provided, however, that Lender shall not make or execute any such Severed Loan Documents under such power until the expiration of three (3) days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under the aforesaid power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered by Lender in connection with the exercise of its remedies under this Section 8.2 may be applied by Lender toward the payment of Debt in such order and priority as Lender shall determine in its sole and absolute discretion

(e) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX — SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated or unrated single-class or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).

(b) At the request of Lender prior to a Securitization of the entire Loan, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement or any other Loan Document, Borrower shall (i) use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or (ii) take other actions reasonably required by Lender, in each case, in order to (A) comply with disclosure laws applicable to any such Securitization, (B) satisfy inquiries from one or more Rating Agencies relating to any such Securitization, (C) satisfy requests from actual or potential investors or other interested parties (including any holder of an interest in any Mezzanine Loan or other loan subordinate to the Loan created or entered into in connection with any structural changes to the Loan or any Mezzanine Loan contemplated by this Section 9.1) in any such Securitization, or (D) satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization. Lender shall have the right to provide to prospective investors in any Securitization and the Rating Agencies any information in its possession (including, without limitation, financial statements) relating to Borrower, any SPE Constituent Entity, Guarantor, the Property and any Tenant. Borrower acknowledges that certain information regarding the Loan and the parties thereto and the Property may be included in Disclosure Documents. Borrower agrees that Borrower, each SPE Constituent Entity, Guarantor and their respective officers and representatives, shall, at Lender’s request, cooperate with Lender’s efforts to arrange for a Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization.

(c) Lender shall cause to be delivered to Borrower the Disclosure Documents for review and comment by Borrower not less than five (5) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents. Borrower agrees to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) each of Borrower, each SPE Constituent Entity and Guarantor has, at Lender’s request in connection with each Securitization, reviewed the sections of the Disclosure Documents entitled “Risk Factors,” “Description of the Properties,” “Description of the Borrowers,” “Description of the Management Agreements,” “Description of the Mortgage Loan,” “Description of the Mezzanine Loans,” and “Certain Legal Aspects of the Mortgage Loan” as the same relate to Borrower, each SPE Constituent Entity, Guarantor, Manager (and/or the respective Affiliates of the foregoing), the Properties and the Loan (collectively with the Provided Information, the “Covered Disclosure Information”), and (B) the factual statements and representations contained in such sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, JPMorgan (whether or not it is the Lender), any Affiliate of JPMorgan that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of JPMorgan that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, reasonable costs or expenses (including, without limitation, reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject (whether or not arising from any third-party claim) insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading, and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(d) In connection with filings under the Exchange Act, Borrower agrees to indemnify the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and reimburse each Indemnified Person for any reasonable legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(e) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against Borrower, notify Borrower in writing of the claim or the commencement of that action; provided, however, that the failure to notify Borrower shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.1 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify Borrower shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.1. If any such claim or action shall be brought against an Indemnified Person, and it shall notify Borrower thereof, Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from Borrower to the Indemnified Person of its election to assume the defense of such claim or action, Borrower shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof.

(f) Without the prior consent of JPMorgan (which consent shall not be unreasonably withheld), Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless Borrower shall have given JPMorgan reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as Borrower has complied with its obligations to defend and indemnify hereunder, Borrower shall not be liable for any settlement made by any Indemnified Person without the consent of Borrower (which consent shall not be unreasonably withheld).

(g) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.1 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.1), then Borrower, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrower, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.1, no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation.

(h) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.1 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 9.1.

(i) The liabilities and obligations of the Indemnified Persons and Borrower under this Section 9.1 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(j) Notwithstanding anything to the contrary contained herein, Borrower shall not have any obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

(k) Borrower shall execute such amendments to the Loan Documents as are necessary to reflect any structural changes to the Loan that are requested by Lender in writing from time to time prior to a Securitization. Such structural changes may involve, without limitation, (i) the delivery by Borrower of one or more new component notes to replace the original note or the modification of the original note to reflect multiple components of the Loan (which new notes or modified note may have different interest rates and amortization schedules), and (ii) the creation of one or more mezzanine loans (each, a “Mezzanine Loan”) (including amending Borrower’s and SPE Constituent Entity’s organizational structure to provide for one or more mezzanine borrowers); provided, however, that (A) no amendment to the Loan Documents or new notes, modified notes or mezzanine notes shall (x) modify (1) the initial weighted average interest rate payable under the Note, (2) the stated maturity of the Note, (3) the aggregate amortization of principal of the Note, or (4) any other material economic term of the Loan, or (y) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents and (B) any documents evidencing any Mezzanine Loans shall be substantially in the form of the mezzanine loan documents dated as of the Closing Date and entered into by and among one or more Affiliates of Borrower, as mezzanine borrower, and Lender, as mezzanine lender. In connection with the foregoing, Borrower shall (1) modify the Cash Management Agreement to reflect the newly created components and/or Mezzanine Loans and (2) deliver such opinions of counsel reasonably acceptable to the Rating Agencies or potential investors in a Securitization and addressing such matters as such Rating Agencies or potential investors may reasonably require.

(l) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (as applicable, the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with a Securitization.

9.1.2 Intentionally Omitted.

9.1.3 Loan/Mezzanine Loans. Notwithstanding the provisions of Section 9.1 to the contrary, Borrower covenants and agrees that, prior to a Securitization, Lender shall have the right to reallocate the amortization, interest rates and principal balances of each of the Loan and any Mezzanine Loan amongst each other and to require the payment of the Loan and any Mezzanine Loan in such order of priority as may be designated by Lender such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan; provided, that, Lender agrees that (a) the Loan and each Mezzanine Loan shall, at all times prior to the occurrence of an Event of Default (and other than any modifications resulting from the application of any Insurance Proceeds or Condemnation Proceeds to the outstanding principal balance of the Loan and/or the Mezzanine

Loan) have the same weighted average coupon as the coupon of the Loan on the Closing Date and (b) no such reallocation shall result in an aggregate amortization of principal of the Loan and each Mezzanine Loan that is not equal to the amortization of principal of the Loan on the Closing Date. Borrower shall, as promptly as possible under the circumstances, execute and deliver such amendments to the Loan Documents and the documents evidencing each Mezzanine Loan and other documents as shall reasonably be required by Lender in connection with such reallocation, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, provided that no such amendments or other documents shall modify any provisions of the Loan Documents or documents evidencing each Mezzanine Loan other than to effectuate such reallocation. In connection with any such reallocation, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and the enforceability of the Loan Documents and documents evidencing each Mezzanine Loan, as amended, and an Additional Insolvency Opinion for the Loan and each Mezzanine Loan, each in form and substance reasonably acceptable to Lender, any prospective investors in a Securitization and the Rating Agencies.

9.1.4 Securitization Costs. All reasonable third-party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies and the reasonable fees of any counsel to Borrower that issues any legal opinion required to be delivered by Borrower pursuant to this Section 9.1) shall be paid by Lender, provided that, Borrower and Guarantor shall pay the costs and expenses of Borrower and Guarantor (including the fees and disbursements of legal counsel to Borrower and Guarantor other than in respect of any legal opinion required to be delivered by Borrower and Guarantor pursuant to this Section 9.1) incurred in connection with Borrower’s and Guarantor’s (as applicable) complying with requests made under this Section 9.1.

Section 9.2 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of the Guaranty or the Environmental Indemnity or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the

Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees, costs and expenses reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by Borrower, any SPE Constituent Entity or Guarantor or any of their respective Affiliates in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower, any SPE Constituent Entity or Guarantor;

(iii) the failure to return, or to reimburse Lender for, all Personal Property removed from the Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value;

(iv) material physical waste of the Property by Borrower;

(v) the removal or disposal of any portion of the Property during the continuance of an Event of Default;

(vi) the misapplication or conversion by Borrower, any SPE Constituent Entity or Guarantor of (A) any Insurance Proceeds paid by reason of any Casualty or proceeds of the EIL Policy, (B) any Awards or other amounts received in connection with a Condemnation, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance;

(vii) failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property to the extent that Borrower has sufficient revenue from the Property with which to make such payment;

(viii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; and

(ix) failure by Borrower or any SPE Constituent Entity to comply with any covenant set forth in Section 5.1.29 hereof (other than to the extent relating to a failure to comply, on a prospective basis only, with clause (xii) of the definition of Special Purpose Entity in Section 1.1).

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (i) in the event of: (a) Borrower or any SPE Constituent Entity filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against Borrower or any SPE Constituent Entity under the Bankruptcy Code in which Borrower, any SPE Constituent Entity or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or any SPE Constituent Entity from any Person; (c) Borrower or any SPE Constituent Entity filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; (d) Borrower or any SPE Constituent Entity consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any SPE Constituent Entity or the Property (or portion thereof); (e) Borrower or any SPE Constituent Entity making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (ii) if Borrower encumbers the Property (or causes the Property to be encumbered) by any Lien (other than a Permitted Encumbrance) without Lender’s prior written consent; or (iii) if Borrower fails to obtain Lender’s prior written consent to any Transfer in any case in which such consent is required to be obtained pursuant to Section 5.2.10 hereof

Section 9.3 Matters Concerning Manager. If (a) an Event of Default occurs and is continuing, (b) Manager shall become subject to a Bankruptcy Action, or (c) a default occurs under the Management Agreement, then, in the case of any of the foregoing, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager (other than Existing Manager or any Person that is under common Control with Existing Manager or Guarantor) pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then-prevailing market rates.

Section 9.4 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender, and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, trust and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any cost or expenses relating to the Servicing Agreement or the services provided by Servicer thereunder, including, without limitation, any set-up fees or other initial costs, the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any other fees or expenses required to be borne by, and not reimbursable to, Servicer, provided that, notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums) and (b)

the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

ARTICLE X — MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender is required to be reasonable in its determination of whether or not to consent to or approve a certain matter, such provisions shall also be deemed to require that Lender not unreasonably delay or condition such consent or approval.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS

FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207-2543

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	JPMorgan Chase Bank, N.A.
383 Madison Avenue New York, New York 10179 Attention: Joseph E. Geoghan Facsimile No.: (212) 272-7047

with a copy to:	JPMorgan Chase Bank, N.A. 4 New York Plaza, 22nd floor New York, New York 10004 Attention: Nancy Alto Facsimile No.: (212) 623-4779 and

Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: William P. McInerney, Esq. Facsimile No. (212) 504-6666

If to Borrower:	Centro NP Roosevelt Mall Owner, LLC c/o Centro NP LLC 420 Lexington Avenue, 7th Floor New York, New York 10170 Attention: General Counsel Facsimile No.: (646) 344-8627

With a copy to:	Skadden, Arps, Slate, Meagher & Flom, LLP Four Times Square New York, New York 10036 Attention: Harvey R. Uris, Esq. Facsimile No.: (917) 777-2212 and

Skadden, Arps, Slate, Meagher & Flom, LLP 155 N. Wacker Drive Chicago, Illinois 60606 Attention: Matthew A. Shebuski, Esq. Facsimile No.: (312) 407-8593

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Other than as provided in Section 9.1.4, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees, disbursements and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, the premiums and other costs and expenses associated with the Title Insurance Policy and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third-party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower or Guarantor under this Agreement, the other Loan Documents or with respect to the Property (including, without limitation, any fees incurred by a Servicer that is a master servicer in connection with the transfer of the Loan to a Servicer that is a special servicer prior to or following a Default or an Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or the Cash Management Account, as applicable.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner (whether or not arising from a third-party claim) relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents (including, without limitation, any material misstatement or omission in any report, certificate, financial statement or other instrument, agreement or document or other materials or information furnished by or on behalf of Borrower pursuant to this Agreement or any other Loan Document), or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Other than as provided in Section 9.1.4, Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document, and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan or any of their respective Affiliates shall be subject to the prior written approval of Lender and JPMorgan, in their respective sole discretion.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement, other than Holliday Fenoglio Fowler, L.P. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties hereto or thereto.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person comprising Borrower shall be joint and several. The parties hereto acknowledge that the defined term “Collective Group” has been defined to collectively include Borrower and each SPE Constituent Entity. It is the intent of the parties hereto in determining whether there has occurred an event which (i) constitutes a Default or Event of Default or (ii) creates recourse obligations under Section 9.2 hereof, that any such event with respect to any single member of the Collective Group shall be deemed to be such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to Borrower and that Borrower need not have been involved with the event causing the same in order for such event to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable (and likewise, where applicable, that each member of the Collective Group need not have been involved with such event for the same to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable). The term “Collective Group” as used in this Agreement means, collectively, Borrower and each SPE Constituent Entity.

Section 10.24 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at Lender’s office in New York, New York no more than four (4) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of Borrower and the operation of the Property and is otherwise reasonably acceptable to Lender regarding such significant business activities and business and financial developments of Borrower as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances; and

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower or any Tenants or other occupants of the Property.

The rights described above in this Section 10.24 may be exercised by Lender on behalf of any Person which Controls Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

CENTRO NP ROOSEVELT MALL OWNER, LLC a Delaware limited liability company

By:	/s/ Steven Siegel
Name: Steven Siegel
Title: Authorized Signatory

ACKNOWLEDGMENT

STATE OF NEW YORK )

SS.

COUNTY OF NEW YORK)

On the 19 day of July in the year 2010 before me, the undersigned, a Notary Public in and for said State, personally appeared Steven Siegel, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Heather Crawford
Notary Public

LENDER:

JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America

By:	/s/ Joseph E. Geoghan
Name: Joseph E. Geoghan
Title: Managing Director

STATE OF NEW YORK )

) ss.:

COUNTY OF NEW YORK )

On July 19th, 2010, before me, Claudia Omari, notary public for said state, personally appeared Joseph E. Geoghan, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to he within instrument and acknowledged to me that he executed the same as the Managing Director of JPMorgan Chase Bank, N.A., a banking association chartered under the laws oh& United States of America, in his authorized capacity on behalf of said banking association and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

/s/ Claudia Omari
Notary:

EXHIBIT A

(FORM OF SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT)

(See attached)

EXH. A-1

JPMORGAN CHASE BANK, N.A.

(Lender)

- and -

[             ]

(Tenant)

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

Dated: as of [                            ], 2010

Location: [                            ]

Section:

Block:

Lot:

County:

PREPARED BY AND UPON

RECORDATION RETURN TO:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: William P. McInerney, Esq.

EXH. A-2

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the [        ] day of [            ], 2010 by and between JPMORGAN CHASE BANK, N.A. (“Lender”), and [                        ], a [            ], having an address at                         (“Tenant”).

RECITALS:

A. Lender has made (or will make) a loan (the “Loan”) to Landlord (defined below), which Loan is given pursuant to the terms and conditions of certain loan documents between Lender and Landlord (collectively, including, without limitation, the Mortgage (defined below), the “Loan Documents”). The Loan is secured by a certain mortgage, deed of trust or deed to secure debt, as applicable, given by Landlord for the benefit of Lender (the “Mortgage”), which encumbers the [fee/ground leasehold] estate of Landlord in certain premises described in Exhibit A attached hereto (the “Property”);

B. Tenant occupies a portion of the Property under and pursuant to the provisions of a certain lease dated [            ], [            ] between [            ] as landlord (“Landlord”), and Tenant, as tenant (the “Lease”); and

C. Tenant has agreed to subordinate the Lease to the Mortgage and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Lender agree as follows:

1. Subordination. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the Mortgage and to the lien thereof and all terms, covenants and conditions set forth in the Mortgage and the other Loan Documents including without limitation all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby with the same force and effect as if the Mortgage and the other Loan Documents had been executed, delivered and (in the case of the Mortgage) recorded prior to the execution and delivery of the Lease.

2. Non-Disturbance. Lender agrees that if any action or proceeding is commenced by Lender for the foreclosure of the Mortgage or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding shall be made subject to all rights of Tenant under the Lease except as set forth in Section 3 below, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the term of the Lease shall have commenced pursuant to the provisions thereof, (b) Tenant shall be in possession of the premises

EXH. A-3

4

demised under the Lease, (c) the Lease shall be in full force and effect and (d) Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed beyond the expiration of any applicable notice or grace periods.

3. Attornment. Lender and Tenant agree that upon the conveyance of the Property by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, the Lease shall not be terminated or affected thereby (at the option of the transferee of the Property (the “Transferee”) if the conditions set forth in Section 2 above have not been met at the time of such transfer) but shall continue in full force and effect as a direct lease between the Transferee and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to the Transferee and the Transferee shall accept such attornment, whereupon, subject to the observance and performance by Tenant of all the terms, covenants and conditions of the Lease on the part of Tenant to be observed and performed, Transferee shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease with the same force and effect as if Transferee were the lessor under the Lease; provided, however, that Transferee shall not be: (a) obligated to complete any construction work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction work done by Tenant, (b) liable (i) for Landlord’s failure to perform any of its obligations under the Lease which have accrued prior to the date on which the Transferee shall become the owner of the Property, or (ii) for any act or omission of Landlord, whether prior to or after such foreclosure or sale, (c) required to make any repairs to the Property or to the premises demised under the Lease required as a result of fire, or other casualty or by reason of condemnation unless the Transferee shall be obligated under the Lease to make such repairs and shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs, (d) required to make any capital improvements to the Property or to the premises demised under the Lease which Landlord may have agreed to make, but had not completed, or to perform or provide any services not related to possession or quiet enjoyment of the premises demised under the Lease, (e) subject to any offsets, defenses, abatements or counterclaims which shall have accrued to Tenant against Landlord prior to the date upon which the Transferee shall become the owner of the Property, (f) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease unless such sums are actually received by the Transferee, (g) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any prior Landlord unless (i) such sums are actually received by the Transferee or (ii) such prepayment shall have been expressly approved of by the Transferee, (h) bound to make any payment to Tenant which was required under the Lease, or otherwise, to be made prior to the time the Transferee succeeded to Landlord’s interest, (i) bound by any agreement amending, modifying or terminating the Lease made without the Lender’s prior written consent prior to the time the Transferee succeeded to Landlord’s interest or (j) bound by any assignment of the Lease or sublease of the Property, or any portion thereof, made prior to the time the Transferee succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease.

4. Notice to Tenant. After notice is given to Tenant by Lender to the effect that an event of default on the part of the Landlord is continuing under the Loan Documents and that the rentals under the Lease should be paid to Lender pursuant to the terms of the assignment of leases and

EXH. A-4

5

rents executed and delivered by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5. Lender’s Consent. Tenant shall not, without obtaining the prior written consent of Lender, (a) voluntarily surrender the premises demised under the Lease or terminate the Lease without cause or shorten the term thereof unless pursuant to the exercise by Tenant of a termination right expressly provided in the Lease (any such right, a “Termination Right”) (or enter into any agreement to do the foregoing), or (b) assign the Lease or sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease; and any such termination, voluntary surrender, assignment or subletting, without Lender’s prior consent, shall not be binding upon Lender. Tenant shall not, without obtaining the prior written consent of the Lender, prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof (other than security deposits and estimated additional rent amounts on account of operating expenses, tax and other escalations or pass-throughs).

6. Lender to Receive Notices. Tenant shall provide Lender with copies of all written notices sent to Landlord pursuant to the Lease simultaneously with the transmission of such notices to the Landlord. Tenant shall notify Lender of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease or to an abatement of the rents, additional rents or other sums payable thereunder, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof or of such an abatement shall be effective unless Lender shall have received notice of default giving rise to such cancellation or abatement and shall have failed within thirty (30) days after receipt of such notice to cure such default, or if such default cannot be cured within thirty (30) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default.

7. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:	[____________________] [____________________] [____________________] Attention: [________] Facsimile No. [________]

EXH. A-5

6

With a copy to:	[____________________] [____________________] [____________________] Attention: [________] Facsimile No. [________]

If to Lender:	JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, New York 10179 Attention: Joseph E. Geoghan Facsimile No.: (212) 272-7047

With a copy to:	JPMorgan Chase Bank, N.A. 4 New York Plaza, 22nd floor New York, New York 10004 Attention: Nancy Alto Facsimile No.: (212) 623-4779

and

Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: William P. McInerney, Esq. Facsimile No. (212) 504-6666

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

8. Joint and Several Liability. If Tenant consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Lender and Tenant and their respective successors and assigns.

9. Definitions. The term “Lender” as used herein shall include the successors and assigns of Lender and any person, party or entity which shall become the owner of the Property by reason of a foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease, but shall not mean or include Lender. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Mortgage.

EXH. A-6

7

10. No Oral Modifications. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

11. Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State where the Property is located.

12. Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

13. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

14. Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

15. Transfer of Loan. Lender may sell, transfer and deliver the note evidencing the Loan and assign the Mortgage, this Agreement and the other documents executed in connection therewith to one or more investors in the secondary mortgage market (“Investors”). In connection with such sale, Lender may retain or assign responsibility for servicing the loan, including the Mortgage, this Agreement and the other documents executed in connection therewith, or may delegate some or all of such responsibility and/or obligations to a servicer including, but not limited to, any subservicer or master servicer, on behalf of the Investors. All references to Lender herein shall refer to and include any such servicer to the extent applicable.

16. Further Acts. Tenant will, at the cost of Tenant, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts and assurances as Lender shall, from time to time, require, for the better assuring and confirming unto Lender the property and rights hereby intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement, or for complying with all applicable laws.

17. Limitations on Lender’s Liability. Tenant acknowledges that Lender is obligated only to Landlord to make the Loan upon the terms and subject to the conditions set forth in the Loan Documents. In no event shall Lender or any purchaser of the Property at foreclosure sale or any grantee of the Property named in a deed-in-lieu of foreclosure, nor any heir, legal representative, successor, or assignee of Lender or any such purchaser or grantee (collectively the Lender, such purchaser, grantee, heir, legal representative, successor or assignee, the “Subsequent Landlord”) have any personal liability for the obligations of Landlord under the Lease and should the Subsequent Landlord succeed to the interests of the Landlord under the Lease, Tenant

8

shall look only to the estate and property of any such Subsequent Landlord in the Property for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by any Subsequent Landlord as landlord under the Lease, and no other property or assets of any Subsequent Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease; provided, however, that the Tenant may exercise any other right or remedy provided thereby or by law in the event of any failure by Subsequent Landlord to perform any such material obligation.

[Signatures appear on the following page]

EXH. A-8

9

IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:

JPMORGAN CHASE BANK, N.A., a national banking association

By:
Name:
Title:

EXH. A-9

10

TENANT:

a

By:
Name:
Title:

The undersigned accepts and agrees to the provisions of Section 4 hereof:

LANDLORD: , , a

By:
Name:
Title:

EXH. A-10

11

ACKNOWLEDGMENTS

[INSERT STATE-SPECIFIC ACKNOWLEDGMENT]

EXH. A-11

12

EXHIBIT A

LEGAL DESCRIPTION

EXH. A-12